Exhibit 10.1
EXECUTION COPY

REVOLVING CREDIT AGREEMENT
dated as of August 3, 2006
among
BRISTOW GROUP INC.
as Borrower
THE LENDERS FROM TIME TO TIME PARTY HERETO
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
as Syndication Agent
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Documentation Agent
and
SUNTRUST BANK
as Administrative Agent

SUNTRUST CAPITAL MARKETS, INC.,
as Arranger and Book Manager

ii

iii

Schedules
Schedule I	—	Applicable Margin and Applicable Percentage
Schedule II	—	Commitment Amounts
Schedule 2.23	—	Existing Letters of Credit
Schedule 4.14	—	Subsidiaries
Schedule 7.1	—	Existing Indebtedness
Schedule 7.2	—	Existing Liens
Schedule 7.4	—	Existing Investments

Exhibits

Exhibit A	—	Form of Revolving Credit Note
Exhibit B	—	Form of Swingline Note
Exhibit C	—	Form of Assignment and Acceptance
Exhibit D	—	Form of Subsidiary Guaranty Agreement
Exhibit 2.3	—	Form of Notice of Revolving Borrowing
Exhibit 2.4	—	Form of Notice of Swingline Borrowing
Exhibit 2.8	—	Form of Notice of Continuation/Conversion
Exhibit 5.1(c)	—	Form of Compliance Certificate

REVOLVING CREDIT AGREEMENT
          THIS REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of August 3, 2006, by and among BRISTOW GROUP INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”) and as swingline lender (the “Swingline Lender”) JPMORGAN CHASE BANK, NATIONAL ASSOCIATION as Syndication Agent, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Documentation Agent (the “Documentation Agent”).
W I T N E S S E T H:
          WHEREAS, the Borrower has requested that the Lenders establish in its favor a revolving credit facility in the aggregate principal amount of U.S. $100,000,000, pursuant to which loans would be made to, and letters of credit would be issued for the account of, the Borrower;
          WHEREAS, the Borrower has further requested that a portion of such loans and letters of credit be made available for funding and issuance in certain currencies other than U.S. dollars in an aggregate principal amount up to the Dollar Equivalent of $100,000,000;
          WHEREAS, the Borrower has entered into that certain Letter of Credit Facility Agreement dated as of the date hereof, by and among JPMorgan Chase Bank, N.A., as issuing bank, SunTrust Bank as administrative agent, and the Lenders (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Letter of Credit Facility”); and
          WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Bank and the Swingline Lender, to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility, letter of credit subfacility and the swingline subfacility in favor of the Borrower;
          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
          Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
          “Accounts” shall mean, for any Person, all “accounts” as defined in the Uniform Commercial Code, now or hereafter owned or acquired by such Person or in which such Person now or hereafter has or acquires any rights and, in any event, shall mean and include, without limitation, (a) all accounts receivable, contract rights, book debts, notes, drafts and other obligations or indebtedness owing to such Person arising from the sale or lease of goods or other property by it or the performance of services by it (including, without limitation, any such obligation which might be characterized as an account, contract right or general intangible under the Uniform Commercial Code in effect in any jurisdiction), (b) all of such Person’s rights in, to and under all sales orders for goods, services or other property, and all of such Person’s rights to any goods, services or other property represented by any of the foregoing (including returned or repossessed goods and unpaid sellers’ rights of rescission, replevin, reclamation and rights to stoppage in transit), (c) all monies due to or to become due to such Person under all contracts for the sale, lease or exchange of goods or other property or the performance of services by it (whether or not yet earned by performance on the part of such Person), and (d) all collateral security and guarantees of any kind given to such Person with respect to any of the foregoing.
          “Additional Commitment Amount” shall have the meaning given to such term in Section 2.24.
          “Additional Lender” shall have the meaning given to such term in Section 2.24.
          “Additional Permitted Investments” shall have the meaning given to such term in Section 7.4(d).
          “Administrative Agent” shall have the meaning assigned to such term in the opening paragraph hereof.
          “Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
          “Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.
          “Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount is the Dollar Equivalent of $100,000,000.
          “Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.
          “Agreement” shall have the meaning assigned to such term in the opening paragraph hereof.

          “Alternate Currency” shall mean Euros, Pounds and any other freely convertible, transferable foreign Currency readily available to all Lenders through customizing sources.
          “Alternate Currency Letter of Credit” shall mean any letter of credit issued in an Alternate Currency by the Issuing Bank for the account of the Borrower pursuant to Section 2.23.
          “Alternate Currency Loan” shall mean a Revolving Loan denominated in an Alternate Currency.
          “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Borrowing and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Borrowing.
          “Applicable Margin” shall mean, as of any date at such times as a debt rating (either express or implied) by S&P or Moody’s (or in the event that both cease the issuance of debt ratings generally, such other ratings agencies agreed to by the Borrower and the Administrative Agent) in respect of the Borrower or the Borrower’s non-credit enhanced senior unsecured long term debt, with respect to all Revolving Loans outstanding on any date or the Letters of Credit, as the case may be, the percentage per annum determined by reference to the applicable rating category from time to time in effect as set forth on Schedule I. If the ratings issued by S&P and Moody’s differ (i) by one rating, the higher rating shall apply to determine the Applicable Margin, (ii) by two ratings, the rating which falls between them shall apply to determine the Applicable Margin, or (iii) by more than two ratings, the rating immediately above the lower of the two ratings shall apply to determine the Applicable Margin. The Borrower shall give written notice to the Administrative Agent of any changes to such ratings, within three (3) Business Days thereof, and any change to the Applicable Margin shall be effective on the date of the relevant change. The rating in effect on any date is that in effect at the close of business on such date. Notwithstanding the foregoing, if the Borrower shall at any time fail to have in effect such a debt rating on the Borrower or the Borrower’s non-credit enhanced senior unsecured long term debt, the Borrower shall seek and obtain (if not already in effect), within thirty (30) days after such debt rating first ceases to be in effect, a corporate credit rating or a bank loan rating from Moody’s or S&P, or both, and the Applicable Margin shall thereafter be based on such ratings in the same manner as provided herein with respect to the Borrower or the Borrower’s non-credit enhanced senior unsecured long term debt (with the Applicable Margin in effect prior to the issuance of such corporate credit rating or bank loan rating being the same as the Applicable Margin in effect at the time the rating with respect to the Borrower or the Borrower’s non-credit enhanced senior unsecured long term debt ceased to be in effect). If the rating system of Moody’s or S&P shall change, or if either rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower, the Lenders and the Administrative Agent shall negotiate in good faith to amend Schedule I to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to any such change or cessation. If after a reasonable time the parties cannot agree to a mutually acceptable amendment, the Applicable Margin shall be determined by reference to Level VI.

          “Applicable Percentage” shall mean, as of any date, at such times as a debt rating (either express or implied) by S&P or Moody’s (or in the event that both cease the issuance of debt ratings generally, such other ratings agency agreed to by the Borrower and the Administrative Agent) in respect of the Borrower or the Borrower’s non-credit enhanced senior unsecured long term debt, with respect to the commitment fee as of any date, the percentage per annum determined by reference to the applicable rating category as set forth on Schedule I. If the ratings issued by S&P and Moody’s differ (i) by one rating, the higher rating shall apply to determine the Applicable Percentage, (ii) by two ratings, the rating which falls between them shall apply to determine the Applicable Percentage, or (iii) by more than two ratings, the rating immediately above the lower of the two ratings shall apply to determine the Applicable Percentage. The Borrower shall give written notice to the Administrative Agent of any changes to such ratings, within three (3) Business Days thereof, and any change to the Applicable Percentage shall be effective on the date of the relevant change. The rating in effect on any date is that in effect at the close of business on such date. Notwithstanding the foregoing, if the Borrower shall at any time fail to have in effect such a debt rating on the Borrower or the Borrower’s non-credit enhanced senior unsecured long term debt, the Borrower shall seek and obtain (if not already in effect), within thirty (30) days after such debt rating first ceases to be in effect, a corporate credit rating or a bank loan rating from Moody’s or S&P, or both, and the Applicable Percentage shall thereafter be based on such ratings in the same manner as provided herein with respect to the Borrower or the Borrower’s non-credit enhanced senior unsecured long term debt (with the Applicable Percentage in effect prior to the issuance of such corporate credit rating or bank loan rating being the same as the Applicable Percentage in effect at the time the rating with respect to the Borrower or the Borrower’s non-credit enhanced senior unsecured long term debt ceased to be in effect). If the rating system of Moody’s or S&P shall change, or if either rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower, the Lenders and the Administrative Agent shall negotiate in good faith to amend Schedule I to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Percentage shall be determined by reference to the rating most recently in effect prior to any such change or cessation. If after a reasonable time the parties cannot agree to a mutually acceptable amendment, the Applicable Percentage shall be determined by reference to Level VI.
          “Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit C attached hereto or any other form approved by the Administrative Agent.
          “Availability Period” shall mean the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

          “Base Rate” shall mean the higher of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.
          “Borrower” shall have the meaning in the introductory paragraph hereof.
          “Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.
          “Business Day” means any day other than a Saturday or Sunday on which banks are not authorized or required to close in Atlanta, Georgia or New York, New York and, if the applicable Business Day relates to the advance or continuation of, conversion into, or payment on a Eurocurrency Rate Loan (i) in an Alternate Currency other than Euros, on which banks are dealing in Currency deposits, as applicable, in the applicable interbank eurocurrency market in London, England, and in the country of issue of such Currency of such Eurocurrency Rate Loan, and (ii) in Euros, on which the TARGET payment system is open for the settlement of payments in Euros.
          “Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Capital Stock” shall mean any capital stock (or in the case of a partnership or limited liability company, the partners’ or members’ equivalent equity interest) of the Borrower or any of its Subsidiaries (to the extent issued to a Person other than the Borrower), whether common or preferred.
          “Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 50% or more of the outstanding shares of the voting stock of the Borrower, or (iii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (a) nominated by the current board of directors nor (b) appointed by directors so nominated.
          “Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.19(b), by such Lender’s or the Issuing Bank’s parent corporation, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Swingline Commitment.
          “Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.
          “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
          “Collateral” shall mean all tangible and intangible property, real and personal, of any Loan Party that is the subject of a Lien granted pursuant to a Loan Document to the Collateral Agent for the benefit of the Facilities Lenders to secure the whole or any part of the Obligations or any Guarantee thereof and the obligations under the LCF Facility or any Guarantee thereof, and shall include, without limitation, all casualty insurance proceeds and condemnation awards with respect to any of the foregoing.
          “Collateral Agency Agreement” shall mean that certain Collateral Agency Agreement, dated as of the Closing Date, among the Borrower, the Collateral Agent, the Facilities Lenders and the LCF Issuing Bank.
          “Collateral Agent” shall mean SunTrust Bank, in its capacity as collateral agent for the Lenders, Administrative Agent, the LCF Issuing Bank and the Facilities Lenders.
          “Collateral Asset Value” shall mean, for the Borrower and the Guarantors, for any period, determined on a consolidated basis in accordance with GAAP, the sum of the book value of the Borrower’s and the Guarantors’ accounts receivable, inventory, equipment, deposit accounts, investment property (other than the Capital Stock of any Subsidiary of the Borrower owned by the Borrower or such Guarantor) and cash that are subject to a perfected first priority lien (subject to Liens set forth in paragraphs (i), (iii), (v), paragraphs (viii) through (xiii) and paragraph (xv) of the definition of “Permitted Liens”) in favor of the Collateral Agent, as reflected on the most recently delivered financial statements of the Borrower and its Subsidiaries
          “Commitment” shall mean a Revolving Commitment or a Swingline Commitment or any combination thereof (as the context shall permit or require).

          “Compliance Certificate” shall mean a certificate from the chief financial officer treasurer or controller of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).
          “Consolidated Current Liabilities” shall mean, for the Borrower and its Subsidiaries for any period the total liabilities (including tax and other proper accruals) of the Borrower and its Subsidiaries on a consolidated basis at such date which may properly be classified as current liabilities in accordance with GAAP, after eliminating all current maturities of long-term Indebtedness.
          “Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, and without duplication an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation and amortization and (iv) without duplication, cash dividends received from unconsolidated affiliates that are accounted for by the equity accounting method, but excluding, in the case of the foregoing clauses (a) and (b), any net income or net loss and expenses and charges of any SPVs, in all cases determined on a consolidated basis in accordance with GAAP in each case for such period.
          “Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, and without duplication, the sum of (i) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) with respect to any interest rate Hedging Transactions during such period (whether or not actually paid or received during such period) plus (iii) Consolidated Lease Expense (whether or not actually paid during such period).
          “Consolidated Lease Expense” shall mean, for the Borrower and its Subsidiaries for any period, the aggregate amount of rental expense payable by such Persons on leases of real and personal property (excluding Capital Lease Obligations) associated with Indebtedness determined on a consolidated basis in accordance with GAAP for such period.
          “Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary or non-recurring gains or losses, (ii) any gains or losses attributable to write-ups or write-downs of assets, (iii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary, (iv) any unremitted earnings of any Subsidiary that is subject to restrictions as to the payment of dividends or distributions and (v) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary on the date that such Person’s assets are acquired by the Borrower or any Subsidiary.

          “Consolidated Net Tangible Assets” of any Person shall mean, as of any date, Consolidated Tangible Assets of such Person at such date, minus all Consolidated Current Liabilities of such person at such date.
          “Consolidated Net Worth” shall mean, as of any date, the total shareholders equity of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP, after excluding (x) all amounts attributable to minority interests, if any, in Subsidiaries, (y) accumulated other comprehensive income or loss, and (z) the amount of any write-up or write-down in the book value of any assets resulting from a revaluation thereof or any write-up or write-down in excess of the cost of such assets acquired reflected on the consolidated balance sheet of the Borrower as of such date prepared in accordance with GAAP.
          “Consolidated Tangible Assets” shall mean for the Borrower and its Subsidiaries for any period, the consolidated assets of the Borrower and its Subsidiaries (other than SPVs) at such date, minus the sum of (1) the net book value of all assets that would be classified as intangible under GAAP (including, without limitation, goodwill, organizational expenses, trademarks, trade names, copyrights, patents, licenses and any rights in any thereof) and (2) any prepaid expenses, deferred charges and unamortized debt discount and expense, in each case as determined in accordance with GAAP.
          “Consolidated Total Assets” shall mean as of any date of determination, the aggregate book value of the assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP as of such date.
          “Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in subsection (xi) of the definition thereto.
          “Contractual Currency” shall have the meaning given to such term in Section 2.28.
          “Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
          “Control Account Agreements” shall mean each tri-party agreement by and among a Loan Party, the Collateral Agent and a depository bank or securities intermediary at which such Loan Party maintains any deposit accounts or investment accounts in the United States, granting “control” over such deposit accounts and investment accounts to the Collateral Agent in a manner that perfects the Lien of the Collateral Agent under the UCC.
          “Conversion Date” shall have the meaning given to such term in Section 2.28.
          “Copyright” shall have the meaning assigned to such term in the Security Agreement.

          “Copyright Security Agreements” shall mean, collectively, the Copyright Security Agreements executed in favor of the Collateral Agent, on behalf of itself and the Facilities Lenders, by the Loan Parties owning Copyrights or licenses of Copyrights.
          “Currency” shall mean Dollars or any Alternate Currency.
          “Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
          “Default Interest” shall have the meaning given to such term in Section 2.14(c).
          “Designated Asset Sales” shall mean sales of inventory or equipment which is worthless or obsolete or no longer necessary or useful to the proper conduct of the Borrower’s or any of its Subsidiaries’ business, so long as the aggregate consideration received in respect of all such sales made in any Fiscal Year does not exceed $10,000,000.
          “Determination Date” shall mean:
     (a) in connection with any new Alternate Currency Loan or Obligation relating to an Alternate Currency Letter of Credit, the Business Day which is the earlier of the date such credit is extended or the date the interest rate is set, as applicable;
     (b) in connection with the continuation of a Borrowing into a new Interest Period, the Business Day which is the earlier of the date such Borrowing is continued or the date the rate is set, as applicable; or
     (c) the date of any reduction of the Revolving Commitments pursuant to the terms of Article II; and
          (d) such additional dates, not more frequently than once a calendar quarter if no Default has occurred, as may be determined by the Administrative Agent.
          “Disclosed Items” shall have the meaning given to such term in Section 3.1(b)(xviii).
          “Disqualified Stock” shall mean any Capital Stock that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by Borrower or such Subsidiary at the option of the holder thereof for Indebtedness or cash, in whole or in part or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the Revolving Commitment Termination Date.
          “Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.
          “Dollar Equivalent” means, on any date of determination, (i) with respect to any amount in Dollars, such amount, and (ii) with respect to any amount in any Currency other than Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 2.27 using the applicable Exchange Rate with respect to such Currency at the time in effect under the provisions of such Section.
          “Domestic Lending Office” means, with respect to any Lender, the office of such Lender (or an Affiliate of such Lender) specified as its “Domestic Lending Office” in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Borrower and the Administrative Agent.
          “Domestic Subsidiary” shall mean each Subsidiary that is not a Foreign Subsidiary.
          “EMU” shall mean economic and monetary union as contemplated in the Treaty on European Union.
          “EMU Legislation” shall mean legislative measures of the European Union for the introduction of change over to or operation of a single or unified European currency, as amended from time to time.
          “Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.
          “Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, or (iv) the Release or threatened Release of any Hazardous Materials.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.
          “ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any

liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “EURIBO Rate” means, for any Interest Period, the rate appearing on Page 248 of the Moneyline Telerate Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euro by reference to the Banking Federation of the European Union Settlement Rates for deposits in Euro) at approximately 10:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period or, if for any reason such rate is not available at such time from such source, or from another comparable internationally recognized interest rate reporting service specified by the Administrative Agent, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the respective rates per annum at which deposits in Euros are offered by the principal office of two of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Rate Loan comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period (subject, however, to the provisions of Section 2.14(i)).
          “Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.
          “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D.
          “Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender (or an Affiliate of such Lender) specified as its “Eurocurrency Lending Office” in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Borrower and the Administrative Agent.
          “Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Loan comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a)(i) in the case of any Borrowing denominated in Dollars or any Alternate Currency other than Euro, the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Moneyline Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars or the applicable

Alternate Currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available at such time from such source, or from another comparable internationally recognized interest rate reporting service specified by the Administrative Agent, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars or the applicable Alternate Currency is offered by the principal office of two of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Rate Loan comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period or, (ii) in the case of any Borrowing denominated in Euros, the EURIBO Rate by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period.
          “Eurocurrency Rate Reserve Percentage” means, for any Interest Period for all Eurocurrency Rate Loans comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Loans is determined) having a term equal to such Interest Period.
          “Euro Unit” shall mean shall mean the unit of currency denominated in Euros.
          “Event of Default” shall have the meaning provided in Article VIII.
          “Exchange Rate” means on any day, with respect to any Alternate Currency, the offered rate at which such Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. on such day on the Reuters NFX Page (or comparable page on the Telerate or Bloomberg Service) for such Currency. In the event that such rate does not appear on the applicable page of any such services, the Exchange Rate shall be determined by reference to such other publicly available services for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the offered spot Exchange Rate of the Administrative Agent or, if the Administrative Agent shall so determine, one of its banking affiliates or correspondents in the market where its foreign currency exchange operations in respect of such Currency are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
          “Excluded Taxes” shall mean with respect to the Collateral Agent, the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, or (iii) is attributable to such Foreign Lender’s failure to comply with Section 2.21(e).
          “Existing Letters of Credit” means the letters of credit issued and outstanding as set forth on Schedule 2.23.
          “Extended Claim Guarantees” shall have the meaning set forth in Section 2.23(k).
          “Extended Claim Letters of Credit” shall have the meaning set forth in Section 2.23(k).
          “Facilities Lenders” shall mean, collectively, the Lenders and the LCF Lenders.
          “Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
          “Fee Letter” shall mean that certain fee letter, dated as of June 1, 2006, executed by SunTrust Capital Markets, Inc. and SunTrust Bank and accepted by Borrower.
          “Fiscal Quarter” shall mean any fiscal quarter of the Borrower.
          “Fiscal Year” shall mean any Fiscal Year of the Borrower.
          “First-Tier Foreign Subsidiary” shall mean each Foreign Subsidiary, all of the Capital Stock of which (other than directors’ qualifying Shares) is directly owned by the Borrower or any Wholly Owned Domestic Subsidiary.
          “Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(3) of the Code.
          “Foreign Subsidiary” shall mean any Subsidiary that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia.

          “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.
          “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantee” of or by any Person (the “guarantor”) shall mean any Contractual Obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
          “Guarantor” shall mean each Wholly Owned Domestic Subsidiary that is a Significant Subsidiary and that is a party to the Subsidiary Guaranty Agreement as of the Closing Date, and each other Wholly Owned Domestic Subsidiary that is a Significant Subsidiary and that executes a joinder to the Subsidiary Guaranty Agreement, as contemplated by Section 5.11 until released in accordance with the Subsidiary Guaranty Agreement or the other Loan Documents.
          “Hazardous Materials” shall have the meaning assigned to that term in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986, and shall also include petroleum, including crude oil or any fraction thereof, or any other substance defined as “hazardous” or “toxic” or words with similar meaning and effect under any Environmental Law applicable to the Borrower or any of its Subsidiaries.
          “Hedging Obligations” of any Person shall mean any and all Net obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, and (ii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

          “Hedging Transaction” of any Person shall mean any interest rate or foreign currency transaction (including an agreement with respect thereto) now existing or hereafter entered into by such Person that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
          “Indebtedness” of any Person shall mean, without duplication (i) obligations of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade); (iv) obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) Disqualified Stock of such Person, (x) Off-Balance Sheet Liabilities and (xi) all Hedging Obligations.
          “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
          “Indenture” shall mean the indenture, dated as of June 20, 2003 (as supplemented by that certain Supplemental Indenture dated as of June 30, 2004 and that certain Supplemental Indenture dated as of August 16, 2005), among the Borrower, the guarantors signatory thereto, and U.S. Bank National Association, as trustee, pursuant to which the Borrower has issued its 6 1/8% senior notes due 2013.
          “Information Memorandum” shall mean the Confidential Information Memorandum dated June 2006 relating to the Borrower and the transactions contemplated by this Agreement and the other Loan Documents.
          “Interest Coverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date to (ii) Consolidated Interest Expense for the four consecutive Fiscal Quarters ending on or immediately prior to such date.
          “Interest Period” shall mean with respect to (i) any Swingline Borrowing, such period as the Swingline Lender and the Borrower shall mutually agree and (ii) any Eurocurrency Rate Loan comprising part of the same Borrowing a period of one, two, three or six months; provided, that:
     (i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another

Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
     (ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (iii) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and
     (iv) no Interest Period may extend beyond the Revolving Commitment Termination Date.
          “Investment Grade Rating” shall mean, (i) a Moody’s rating of Baa3 or higher and an S&P rating of at least BB+ or (ii) a Moody’s rating of Ba1 or higher and an S&P rating of at least BBB-; provided, however, that if (a) either Moody’s or S&P changes its rating system, such ratings will be the equivalent ratings after such changes or (b) if S&P or Moody’s or both shall not make a rating of the senior unsecured non-credit enhanced long term debt of the Borrower, the Notes or the Borrower publicly available, the references above to S&P or Moody’s or both, as the case may be, shall be to a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Borrower and the references to the ratings categories above shall be to the corresponding rating categories of such rating agency or rating agencies, as the case may be.
          “Investment Grade Rating Event” means the first day on which the notes issued under the Indenture are assigned an Investment Grade Rating.
          “Issuing Bank” shall mean SunTrust Bank or any other Lender approved by the Administrative Agent and the Borrower, each in its capacity as an issuer of Letters of Credit pursuant to Section 2.23.
          “Joinder Agreement” shall mean each Joinder Agreement substantially in the form of Exhibit E.
          “LC Commitment” shall mean that portion of the Aggregate Revolving Commitment Amount that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed the Dollar Equivalent of $25,000,000
          “LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.
          “LC Documents” shall mean the Letters of Credit and all applications, agreements and instruments relating to the Letters of Credit.

          “LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit denominated in Dollars at such time, plus (b) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Alternate Currency Letters of Credit, plus (c) the aggregate amount of all LC Disbursements (including the Dollar Equivalent of any LC Disbursements with respect to Alternate Currency Letters of Credit) that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.
          “LCF Issuing Bank” shall mean JPMorgan Chase Bank, N.A.
          “LCF LC Commitment” shall mean, with respect to each LCF Lender, the commitment of such LCF Lender to acquire participations in LCF Letters of Credit in an aggregate principal amount not exceeding the amount set forth with respect to such LCF Lender on Schedule II to the Letter of Credit Facility, as such schedule may be amended thereunder, or in the case of a Person becoming a LCF Lender after the Closing Date, the amount of the assigned “LCF Commitment” as provided in the assignment and acceptance executed by such Person as an assignee of such LCF Commitment, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to the terms thereof.
          “LCF LC Disbursement” shall mean a payment made by the LCF Issuing Bank pursuant to a LCF Letter of Credit.
          “LCF LC Exposure” shall have the meaning set forth in the Letter of Credit Facility.
          “LCF Letter of Credit” shall mean any letter of credit issued pursuant to the Letter of Credit Facility for the account of the Borrower.
          “LCF Lenders” shall mean each lender party to the Letter of Credit Facility.
          “Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include, where appropriate, the Swingline Lender and each Additional Lender that joins this Agreement pursuant to Section 2.24.
          “Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.23 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment.
          “Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date.
          “Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing) intended to assure or support payment or performance of any obligation.
          “Liquidation Currency” shall have the meaning given to such term in Section 2.28.
          “Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), the LC Documents, the Collateral Agency Agreement, the Fee Letter, the Subsidiary Guaranty Agreement, the Security Documents, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, all landlord waivers and consents, bailee agreements and any and all other instruments, and agreements, executed in connection with any of the foregoing.
          “Loan Party” shall mean, collectively or individually, the Borrower and the Guarantors as the context requires.
          “Loans” shall mean all Revolving Loans and Swingline Loans in the aggregate or separately, as the context shall require.
          “Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, (i) a material adverse change in, or a material adverse effect on the business, assets, liabilities (actual or contingent), operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or (ii) a material impairment on the ability of the Borrower, or of the Guarantors taken as a whole, to perform their obligations under the Loan Documents or consummate the transactions described herein.
          “Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) and Hedging Obligations of the Borrower or any of its Subsidiaries, under which an aggregate principal amount exceeding $10,000,000 is outstanding. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be (i) if the Hedging Transactions giving rise to such Hedging Obligations have been cancelled, expired or otherwise terminated, the actual amounts, if any, owing by the Borrower and its Subsidiaries thereunder, and (ii) otherwise, the Net Mark-to-Market Exposure of such Hedging Obligations.
          “Moody’s” shall mean Moody’s Investors Service, Inc.
          “Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.
          “National Currency Unit” shall mean the unit of currency (other than a Euro Unit) of a Participating Member State.
          “Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
          “Non-Recourse Debt” shall mean Indebtedness (i) as to which neither the Borrower nor any of its Subsidiaries (a) provides any Guarantee or other credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is otherwise directly or indirectly liable (as a guarantor or otherwise) or (b) is the lender thereunder; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against any Subsidiary) would permit (upon notice, lapse of time or both) the holders of Indebtedness of the Borrower or any of its Subsidiaries to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) the explicit terms of which provide that there is no recourse to the stock or assets of the Borrower or any of its Subsidiaries.
          “Notes” shall mean, collectively, the Revolving Credit Notes and the Swingline Note.
          “Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.
          “Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.8(b).
          “Notice of Revolving Borrowing” shall have the meaning given to such term in Section 2.3.
          “Notice of Swingline Borrowing” shall have the meaning given to such term in Section 2.4.
          “Obligations” shall mean all amounts owing by the Borrower to the Administrative Agent, the Issuing Bank, the Collateral Agent or any Lender (including the Swingline Lender) pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank, the Collateral Agent and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document.
          “Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such

Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
          “OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.
          “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Participant” shall have the meaning given to such term in Section 10.4(d).
          “Participating Member State” shall mean each country so described in any EMU Legislation.
          “Patent” shall have the meaning assigned to such term in the Security Agreement.
          “Patent Security Agreements” shall mean, collectively, the Patent Security Agreements executed in favor of the Collateral Agent, on behalf of itself and the Facilities Lenders, by the Loan Parties owning Patents or licenses of Patents both on the Closing Date and thereafter.
          “Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other office or such account maintained by or on behalf of the Administrative Agent as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
          “Perfection Certificate” shall have the meaning assigned to such term in the Security Agreement.
          “Permitted Liens” shall mean:
     (i) Liens securing Indebtedness under the Loan Documents and the Letter of Credit Facility,
     (ii) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower; provided, that any such Lien was not created in the contemplation thereof and any such Lien secures only those obligations which it secures on the date that such person becomes a Subsidiary (and all extensions, renewals and replacements of any such obligations that do not increase the outstanding principal amount thereof),

     (iii) Liens securing Hedging Obligations entered into with any Lender to the extent such Indebtedness is permitted under the terms hereunder, and Liens securing Hedging Obligations entered into with any other Person to the extent such Indebtedness is permitted under the terms hereunder and provided that such Person has entered into an intercreditor agreement with the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent,
     (iv) Liens existing on the Closing Date and set forth on Schedule 7.2 (and all extensions, renewals and replacements of any such obligations that do not increase the outstanding principal amount thereof),
     (v) any interest or title of a lessor under a capital lease or an operating lease to the extent such Indebtedness is permitted under the terms hereunder,
     (vi) Liens securing purchase money financing and other obligations permitted under Section 7.1(f),
     (vii) Liens securing Non-Recourse Debt to the extent such Indebtedness is permitted under the terms hereunder,
     (viii) Liens in respect of pending or threatened litigation or with respect to a judgment which has not resulted in an Events of Default under Section 8.1(1),
     (ix) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings or otherwise which, in aggregate could not reasonably be expected to have a Material Adverse Effect,
     (x) irregularities in title, easements, rights-of-way, restrictions and other similar encumbrances with respect to property incurred in the ordinary course of business which, in the aggregate, impair the use of any material property by the Borrower and its Subsidiaries or otherwise could not reasonably be expected to have a Material Adverse Effect,
     (xi) Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP or otherwise which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect,
     (xii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and similar Liens arising by operation of law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP or otherwise which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect,

     (xiii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations,
     (xiv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business,
     (xv) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or other law of banks or other financial institutions where Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; and
     (xvi) Liens not otherwise permitted hereunder securing Indebtedness not in excess of $10,000,000.
          “Permitted Investments” shall mean:
     (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
     (ii) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;
     (iii) certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any commercial bank which has a combined capital and surplus and undivided profits of not less than the Dollar Equivalent of $500,000,000;
     (iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and
     (v) money market mutual funds investing primarily in any one or more of the Permitted Investments described in clauses (i) through (iv) above.
          “Permitted Subordinated Debt” shall mean any Indebtedness of the Borrower or any Subsidiary (i) that is expressly subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent and the Required Lenders in their sole discretion, (ii) that matures by its terms no earlier than six months after the later of the Revolving Commitment Termination Date with no scheduled principal payments permitted prior to such maturity, and (iii) that is evidenced by an indenture or other similar agreement that is in a form satisfactory to the Administrative Agent and the Required Lenders.

          “Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.
          “Plan” shall mean (i) any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA and (ii) the defined benefit plan of a United Kingdom Subsidiary.
          “Pounds” means British Pounds Sterling.
          “Pledge Agreement” shall mean that certain Pledge Agreement, dated as of the date hereof, executed by the Borrower, each Wholly Owned Domestic Subsidiary, in favor of the Collateral Agent for the benefit of the Facilities Lenders, pursuant to which such Loan Parties shall pledge all of the Capital Stock of each Wholly Owned Domestic Subsidiary and 65% of the Capital Stock of all First-Tier Foreign Subsidiaries.
          “Pro Rata Share” shall mean (i) with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders) and (ii) with respect to all Commitments of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments).
          “Real Estate” shall mean all real property owned or leased by the Borrower and its Subsidiaries.
          “Received Currency” shall have the meaning given to such term in Section 2.28.
          “Redenominate” means the conversion of each Alternate Currency Loan from one Alternate Currency into Dollars or another Alternate Currency.
          “Reference Banks” means JPMorgan Chase bank, National Association, Bank of America, N.A. and SunTrust Bank or if any such Lender assigns all of its Commitment, such other Lender as may be designated by the Administrative Agent.
          “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

          “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
          “Required Lenders” shall mean, at any time, the Facilities Lenders holding more than 50% of the sum of the aggregate outstanding Revolving Commitments at such time plus the aggregate outstanding LCF LC Commitments or if the Facilities Lenders have no Commitments or LCF LC Commitments outstanding, then Facility Lenders holding more than 50% of sum of the Revolving Credit Exposure plus the LCF LC Exposure.
          “Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Reset Date” shall have the meaning given to such term in Section 2.28.
          “Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer, controller or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Borrower.
          “Restricted Payment” shall have the meaning given to such term in Section 7.5.
          “Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II, as such schedule may be amended pursuant to Section 2.24, or in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to terms hereof.
          “Revolving Commitment Termination Date” shall mean the earliest of (i) August 2, 2011, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.9 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

          “Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the Dollar Equivalent of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.
          “Revolving Credit Note” shall mean a promissory note of the Borrower payable to the order of a requesting Lender in the principal amount of such Lender’s Revolving Commitment, in substantially the form of Exhibit A.
          “Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a Eurocurrency Rate Loan, and which shall include Alternate Currency Loans.
          “S&P” shall mean Standard & Poor’s, a Division of the McGraw-Hill Companies.
          “Security Agreement” shall mean that certain Security Agreement, dated as of the date hereof, executed by the Loan Parties in favor of the Collateral Agent for the benefit of the Lenders.
          “Security Documents” shall mean, collectively, the Security Agreement, the Pledge Agreements, any Copyright Security Agreement, any Trademark Security Agreement, any Patent Security Agreement, the Perfection Certificate, and all other instruments and agreements now or hereafter securing the whole or any part of the Obligations or any Guarantee thereof, all UCC financing statements, fixture filings, stock powers, and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Collateral Agent and the Lenders in connection with the foregoing.
          “Senior Notes” shall have the meaning given to such term in Section 3.1(b)(xii).
          “Senior Secured Debt” shall mean the aggregate principal amount of all obligations under the Loan Documents and the Letter of Credit Facility.
          “Significant Subsidiary” shall mean any Subsidiary of the Borrower that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation S-X is in effect on the Closing Date.
          “SPV” shall mean any Person that is designated by the Borrower as a SPV and has no Indebtedness other than Non-Recourse Indebtedness, provided that the Borrower shall not designate as a SPV any Subsidiary that owns, directly or indirectly, any other Subsidiary that has total assets (including assets of any Subsidiaries of such other Subsidiary, but excluding any assets that would be eliminated in consolidation with the Borrower and its Subsidiaries) which equates to at least five percent (5%) of the Borrower’s Consolidated Total Assets, or that had net income (including net income of any Subsidiaries of such other Subsidiary, all before discontinued operations and income or loss resulting from extraordinary items, all determined in accordance with GAAP, but excluding revenues and expenses that would be eliminated in consolidation with the Borrower and its Subsidiaries) during the most recently completed Fiscal Year of the Borrower in excess of the greater of (i) $1,000,000, and (ii) fifteen percent (15%) of the net income (before discontinued operations and income or loss resulting from extraordinary items) for the Borrower and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP during such Fiscal Year of the Borrower. The Borrower may elect to treat any Subsidiary as a SPV (provided such Subsidiary would otherwise qualify as such), and may rescind any such prior election, by giving written notice thereof to the Administrative Agent specifying the name of such Subsidiary or SPV, as the case may be, and the effective date of such election, which shall be a date within sixty (60) days after the date such notice is given. The election to treat a particular Person as a SPV may only be made once.
          “Subsidiary” shall mean, with respect to any person (the “parent”), any corporation, partnership, joint venture, limited liability company, trust, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent, together with any other corporation, partnership, joint venture, limited liability company, trust, association or other entity (other than, except in the context of the items set forth in the Section 5.1 herein, a SPV) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.
          “Subsidiary Guaranty Agreement” shall mean the Subsidiary Guaranty Agreement, dated as of the date hereof and substantially in the form of Exhibit D, made by each Guarantor in favor of the Administrative Agent for the benefit of the Lenders.
          “Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $5,000,000.
          “Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, and any outstanding Swingline Loans as to which such Lender has purchased such a participation, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.
          “Swingline Lender” shall mean SunTrust Bank, or any other Lender approved by the Borrower and the Administrative Agent that may agree to make Swingline Loans hereunder.
          “Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.
          “Swingline Note” shall mean the promissory note of the Borrower payable to the order of the Swingline Lender in the principal amount of the Swingline Commitment, substantially the form of Exhibit B.
          “Swingline Rate” shall mean, an interest rate per annum equal to the Base Rate plus the Applicable Margin then in effect with respect to Revolving Loans.

          “Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property as is customary in synthetic leases.
          “Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
          “TARGET” means the Trans-European Automated Real-Time Gross Settlement Express Transfer system.
          “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Total Assets” shall mean as of any date of determination, the aggregate book value of the assets of a Person determined in accordance with GAAP as of such date.
          “Trademark” shall have the meaning assigned to such term in the Security Agreement.
          “Trademark Security Agreements” shall mean, collectively, the Trademark Security Agreements in favor of the Collateral Agent, on behalf of itself and Facilities Lenders, executed by the Loan Parties owning Trademarks or licenses of Trademarks, both on the Closing Date and thereafter.
          “Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurocurrency Rate or the Base Rate.
          “Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.
          “Wholly Owned Domestic Subsidiary” shall mean each Domestic Subsidiary of the Borrower or any other Domestic Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Borrower directly or indirectly through other Persons all of whose Capital Stock (other than director’s qualifying shares) is at the time owned, directly or indirectly by the Borrower.
          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          Section 1.2. Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan”) or by

Type (e.g. a “Eurocurrency Rate Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurocurrency Rate Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurocurrency Rate Borrowing”) or by Class and Type (e.g. “ Revolving Eurocurrency Rate Borrowing”).
          Section 1.3. Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); if (i) any change in accounting principles from those used in the preparation of the financial statements of the Borrower referred to in Section 5.1 is hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accounts (or successors thereto or agencies with similar functions), and such change materially affects the calculation of any component of any financial covenant, standard or term found in this Agreement, or (ii) there is a material change in federal, state or foreign tax laws which materially affects any of the Borrower and its Subsidiaries’ ability to comply with the financial covenants, standards or terms found in this Agreement, the Borrower and the Lenders agree to enter into negotiations in order to amend such provisions (with the agreement of the Required Lenders or, if required by Section 10.2, all of the Lenders) so as to equitably reflect such changes with the desired result that the criteria for evaluating any of the Borrower’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made. Unless and until such provisions have been so amended, the provisions of this Agreement shall govern.
          Section 1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

ARTICLE II
AMOUNT AND TERMS OF THE COMMITMENTS
          Section 2.1. General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2, (ii) the Issuing Bank agrees to issue Letters of Credit in accordance with Section 2.23, (iii) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.4, and (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that no Lender shall be permitted or required to make any Revolving Loan if, after giving effect thereto, (i) the Dollar Equivalent of the aggregate principal amount of the Revolving Loans and the LC Exposure of all Lenders (determined in accordance with Section 2.27) would thereby exceed the Aggregate Revolving Commitment Amount then in effect; or (ii) the Dollar Equivalent of the Revolving Credit Exposure of such Lender (determined in accordance with Section 2.27) would thereby exceed its Commitment then in effect. Funding of any Revolving Loans shall be in any combination of Dollars or any other Alternate Currency as specified by the Borrower as set forth in Section 2.3.
          Section 2.2. Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the sum of the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.
          Section 2.3. Procedure for Revolving Borrowings.
          The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 (a “Notice of Revolving Borrowing”) (x) prior to 12:00 noon (New York, New York time) the day of each Base Rate Borrowing, (y) prior to 12:00 noon (New York, New York time) three (3) Business Days prior to the requested date of each Eurocurrency Rate Borrowing in the case of a Eurocurrency Rate Borrowing denominated in Dollars, and (z) 5:00 P.M. (London time) three (3) Business Days prior to the requested date of each Eurocurrency Rate Borrowing in the case of a Eurocurrency Rate Borrowing denominated in any Alternate Currency. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing, (iv) in the case of a Eurocurrency Rate Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period), (v) the Currency of the requested Borrowing. Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurocurrency Rate Loans, as the Borrower may request, and (vi) the account of the Borrower to which the proceeds of such Revolving Borrowing should be credited; provided, that any Revolving Loans funded in any Alternate Currency may only be outstanding as Eurocurrency Rate Loans. The aggregate principal amount of each Eurocurrency Rate Borrowing shall be not less than $1,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000 (or in the case of Borrowings made in any Alternate Currency, minimum and multiple amounts of such Alternate Currency with comparable Dollar Equivalents of the preceding amounts, rounded upwards to the nearest 100,000 unit multiple in such Alternate Currency); provided, that Base Rate Loans made pursuant to Section 2.4, Section 2.14 or Section 2.23(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurocurrency Rate Borrowings outstanding at any time exceed eight. Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.
          Section 2.4. Swingline Commitment.
          (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the sum of the aggregate Revolving Credit Exposures of all Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.
          (b) The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.4 attached hereto (“Notice of Swingline Borrowing”) prior to 12:00 noon (New York, New York time) on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. Each Swingline Loan shall accrue interest at the Swingline Rate. Swingline Loans shall be available only in Dollars. The aggregate principal amount of each Swingline Loan shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. (New York, New York time) on the requested date of such Swingline Loan.
          (c) The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the

Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.7, which will be used solely for the repayment of such Swingline Loan.
          (d) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.
          (e) Each Lender’s obligations to make a Base Rate Loan pursuant to Section 2.4(c) and to purchase the participating interests pursuant to Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by the Borrower, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (i) at the Federal Funds Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section 2.4, until such amount has been purchased in full.
          Section 2.5. Reserved
          Section 2.6. Reserved
          Section 2.7. Funding of Borrowings.
          (a) Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 1:00 p.m. (New York, New York time) to the Administrative Agent at the Payment Office; provided, that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts received by the Administrative Agent, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.
          (b) Unless the Administrative Agent shall have been notified by any Lender prior to (i) 5:00 p.m. (New York, New York time) on the Business Day on which such Lender is to participate in a Base rate Borrowing or (ii) 5:00 p.m. (New York, New York time) one (1) Business Day prior to the date of any other Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.
          (c) All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
Section 2.8. Interest Elections.
          (a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurocurrency Rate Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurocurrency Rate Borrowing, may elect successive Interest Periods therefor, all as provided in this Section 2.8. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
          (b) To make an election pursuant to this Section 2.8, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing), substantially in the form of Exhibit 2.8 attached hereto (a “Notice of

Conversion/Continuation”), of each Borrowing that is to be converted or continued, as the case may be, (x) prior to 12:00 noon (New York, New York time) on the same Business Day of the requested date of a conversion into a Base Rate Borrowing and (y) prior to 12:00 noon (New York, New York time) three (3) Business Days prior to a continuation of or conversion into a Eurocurrency Rate Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Continuation/Conversion applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Continuation/Conversion, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurocurrency Rate Borrowing; and (iv) if the resulting Borrowing is to be a Eurocurrency Rate Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Continuation/Conversion requests a Eurocurrency Rate Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurocurrency Rate Borrowings and Base Rate Borrowings set forth in Section 2.3.
          (c) If, on the expiration of any Interest Period in respect of any Eurocurrency Rate Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/ Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurocurrency Rate Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurocurrency Rate Loans shall be permitted except on the last day of the Interest Period in respect thereof.
          (d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          Section 2.9. Optional Reduction and Termination of Commitments.
          (a) Unless previously terminated, all Revolving Commitments, Swingline Commitment and LC Commitment shall terminate on the Revolving Commitment Termination Date.
          (b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.9 shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the outstanding Revolving Credit Exposures of all Lenders. Any such reduction in the Aggregate

Revolving Commitment Amount below the sum of the principal amount of the Swingline Commitment or the LC Commitment shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the Swingline Commitment and/or the LC Commitment, as the case may be.
          Section 2.10. Repayment of Loans. The outstanding principal amount of all Revolving Loans and Swingline Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.
          Section 2.11. Evidence of Indebtedness.
          (a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and the Interest Period, if any, applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.8, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.8, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
          (b) At the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will execute and deliver to such Lender a Revolving Credit Note and, in the case of the Swingline Lender only, a Swingline Note, payable to the order of such Lender.
          Section 2.12. Optional Prepayments.
          The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurocurrency Rate Borrowing, 12:00 noon (New York, New York time) not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one Business Day prior to the date of such prepayment, and (iii) in the case of any Swingline Borrowing, prior to 12:00 noon (New York, New York time) on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s

Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.14; provided, that if a Eurocurrency Rate Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.20. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or in the case of a Swingline Loan pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.
          Section 2.13. Mandatory Prepayments.
          (a) Immediately upon receipt by the Borrower or any of its Subsidiaries of proceeds of any sale or disposition by the Borrower or such Subsidiary of any of its assets (excluding (i) sales of inventory in the ordinary course of business and (ii) Designated Asset Sales) the Borrower shall prepay the Loans within five Business Days of receipt of such proceeds in an amount equal to all such proceeds, net of commissions and other reasonable and customary transaction costs, fees, reserves and expenses properly attributable to such transaction and payable by such Borrower in connection therewith (in each case, if paid to an Affiliate, subject to Section 7.7); provided, however, that if the Borrower shall deliver to the Administrative Agent within such five Business Days, a certificate of the Borrower to the effect that the Borrower or any of its Subsidiaries intends to apply the net cash proceeds from such asset sale (or a portion thereof as specified in such certificate) within 270 days after receipt of such net cash proceeds, to purchase replacement or other fixed assets for use in the operations of the Borrower or any of its Subsidiaries, and certifying that no Default or Event of Default has occurred and is then continuing, then in each such case no prepayment shall be required in respect of the net cash proceeds from such asset sale (or the portion of such net cash proceeds specified in such certificate, if applicable); provided, further, that if by the end of any such 270 day period, any such net cash proceeds therefrom have not been so applied, prepayment shall be required at such time in an amount equal to the net cash proceeds not so applied. The Revolver Commitments of the Lenders may, at the option of the Required Lenders, be permanently reduced by the amount of any such prepayments made during the existence of any Event of Default. Any such prepayment shall be applied in accordance with paragraph (b) below.
          (b) Any prepayments made by the Borrower pursuant to Sections 2.13(a) above shall be applied as follows: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all other fees and reimbursable expenses of the Lenders, if any, and the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective Pro Rata Shares of such fees and expenses; third, to interest then due and payable on the Loans made to Borrower, pro rata to the Lenders based on their respective Revolving Commitments; fourth, to the principal balance of the Swingline Loans, until the same shall have been paid in full, to the Swingline Lender; and fifth, to the principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments.

          (c) In the event and on each occasion that the sum of the Dollar Equivalent of the aggregate principal amount of outstanding Revolving Loans and LC Exposure exceeds the Aggregate Revolving Commitment Amount then in effect, then, the Borrower shall promptly prepay Revolving Loans in an aggregate amount sufficient to eliminate such excess. Immediately upon determining the need to make any such prepayment, the Borrower shall notify the Administrative Agent of such required prepayment and of the identity of the particular Revolving Loans being prepaid. If the Administrative Agent shall notify the Borrower that the Administrative Agent has determined that any prepayment is required under this Section 2.13(c), the Borrower shall make such prepayment and/or reduce the LC Exposure no later than the second Business Day following such notice. Any prepayment of Revolving Loans pursuant hereto shall not be limited by the notice provision for optional prepayments set forth in Section 2.12. Each such prepayment shall be accompanied by a payment of all accrued and unpaid interest on the Loans prepaid and any applicable breakage fees and funding losses pursuant to Section 2.20. Each prepayment shall be applied first to the Swingline Loans to the full extent thereof, second to the Base Rate Loans to the full extent thereof, and finally to Eurocurrency Rate Loans to the full extent thereof. If after giving effect to prepayment of all Swingline Loans and Revolving Loans, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to such excess plus any accrued and unpaid fees thereon to be held as collateral for the LC Exposure. Such account shall be administered in the manner provided in Section 2.23(g) hereof.
          Section 2.14. Interest on Loans.
          (a) The Borrower shall pay interest (i) on each Base Rate Loan at the Base Rate in effect from time to time, and (ii) on each Eurocurrency Rate Loan at the Eurocurrency Rate for the applicable Interest Period in effect for such Eurocurrency Rate Loan, plus, in each case, the Applicable Margin in effect from time to time.
          (b) The Borrower shall pay interest on each Swingline Loan at the Swingline Rate in effect from time to time.
          (c) If any payment due by the Borrower under this Agreement or the other Loan Documents is not made when due (without regard to any applicable grace period), whether at stated maturity, by acceleration or otherwise such owed amount shall automatically bear interest at the Default Interest rate (as provided in the immediately succeeding sentence) without further action by the Administrative Agent or the Lenders. While an Event of Default exists, then at the option of the Required Lenders, the Borrower shall pay interest (“Default Interest”) with respect to all Eurocurrency Rate Loans at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans (including all Swingline Loans) and all other Obligations hereunder (other than Loans), at the rate in effect for Base Rate Loans, plus an additional 2% per annum.
          (d) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans (including Swingline Loans) shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Commitment Termination Date. Interest on all outstanding Eurocurrency Rate Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurocurrency Rate Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Revolving Commitment Termination Date. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.
          (e) Each Reference Bank agrees, if requested by the Administrative Agent, to furnish to the Administrative Agent timely information for the purpose of determining each Eurocurrency Rate. If any Reference Bank shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks, subject to the provisions of subsection (i) of this Section 2.14. The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of this Section 2.14, and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under this Section 2.14.
          (f) If, with respect to any Eurocurrency Rate Loans, the Required Lenders notify the Administrative Agent that (i) they are unable to obtain matching deposits in the applicable Currency in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Revolving Loans as a part of such Borrowing during its Interest Period or (ii) the Eurocurrency Rate for any Interest Period for such Loans will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) the Borrower will, on the last day of the then existing Interest Period therefor, (1) if such Eurocurrency Rate Loans are denominated in Dollars, either (x) prepay such Loans or (y) convert such Loans into Base Rate Loans and (2) if such Eurocurrency Rate Loans are denominated in any Alternate Currency, either (x) prepay such Loans or (y) exchange such Loans into the Dollar Equivalent amount of Dollars or another Alternate Currency and convert such Loans into Base Rate Loans or Eurocurrency Rate Loans in such Alternate Currency and (B) the obligations of the Lenders to make, or to convert Revolving Loans into, Eurocurrency Rate Loans in any affected Currency shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
          (g) If the Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Loans in accordance with the provisions contained in the definition of “Interest Period”, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Loans will automatically, on the last day of the then existing Interest Period therefor, (i) if such Eurocurrency Rate Loans are denominated in Dollars, convert into Base Rate Loans and (ii) if such Eurocurrency Rate Loans are denominated in an Alternate Currency, be exchanged for the Dollar Equivalent amount of Dollars and convert into Base Rate Loans.

          (h) On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Loans comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the minimum borrowing amounts allowed for in Section 2.3, such Loans shall automatically (i) if such Eurocurrency Rate Loans are denominated in Dollars, convert into Base Rate Loans and (ii) if such Eurocurrency Rate Loans are denominated in an Alternate Currency, be exchanged for the Dollar Equivalent amount of Dollars and convert into Base Rate Loans.
          (i) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Loan will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Loans are denominated in Dollars, be converted into Base Rate Loans and (B) if such Eurocurrency Rate Loans are denominated in any Alternate Currency, be exchanged for the Dollar Equivalent amount of Dollars and be converted into Base Rate Loans and (ii) the obligation of the Lenders to make, or to convert Loans into, Eurocurrency Rate Loans shall be suspended.
          (j) If Moneyline Telerate Markets Page 3750, or comparable information on interest rate from another internationally recognized interest rate reporting service specified by the Administrative Agent, is unavailable and fewer than two Reference Banks furnish timely information to the Administrative Agent for determining the Eurocurrency Rate for any Eurocurrency Rate Loans, after the Administrative Agent has requested such information,
     (x) the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Loans,
     (y) with respect to such Eurocurrency Rate Loans, each such Loan will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Loan is denominated in Dollars, convert into a Base Rate Loan and (B) if such Eurocurrency Rate Loan is denominated in any Alternate Currency, be prepaid by the Borrower or be automatically exchanged for the Dollar Equivalent amount of Dollars and be converted into a Base Rate Loan (or if such Loan is then a Base Rate Loan, will continue as a Base Rate Loan), and
     (z) the obligations of the Lenders to make such Eurocurrency Rate Loans, or to convert Revolving Loans into such Eurocurrency Rate Loans, shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
          Section 2.15. Fees.
          (a) The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.
          (b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Percentage per annum (determined daily in accordance with Schedule I) on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period. For purposes of computing commitment fees with respect to the Revolving Commitments, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.
          (c) The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Eurocurrency Rate Loans then in effect on the daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is irrevocably cancelled or drawn in full (including without limitation any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit expires or is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the Default Interest pursuant to Section 2.14(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by an additional 2% per annum.
          (d) The Borrower shall pay to the Administrative Agent, for the ratable benefit of each Lender, the upfront fee previously agreed upon by the Borrower and the Administrative Agent, which shall be due and payable on the Closing Date.
          (e) Accrued fees under paragraphs (b) and (c) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on June 30, 2006 and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided further, that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.
          Section 2.16. Computation of Interest and Fees. All computations of interest and fees hereunder shall be made on the basis of a year of 365 days (or 366 days in a leap year) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed), except that interest on Eurocurrency Rate Loans and amounts determined by reference to the Federal Funds Rate shall be calculated on the basis of a 360-day year. Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
          Section 2.17. [Intentionally Omitted].
          Section 2.18. Illegality.

          (a) If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurocurrency Rate Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Revolving Eurocurrency Rate Loans, or to continue or convert outstanding Loans as or into Eurocurrency Rate Loans, shall be suspended. In the case of the making of a Revolving Eurocurrency Rate Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected Eurocurrency Rate Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurocurrency Rate Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurocurrency Rate Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
          (b) If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Loan, or for the Issuing Bank to issue a Letter of Credit, in a particular Alternate Currency and such Lender or Issuing Bank shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender or Issuing Bank notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligation of the Lenders to make Loans, and the Issuing Bank to issue Letters of Credit, in such Alternate Currency shall be suspended, and (ii) any Loans in such Alternate Currency shall be repaid and/or converted to an available Alternate Currency or Dollars on: (i) the last day of the then current Interest Period for the affected Alternate Currency Loan, if Lenders may lawfully continue to maintain a Loan at such Alternate Currency to such day, or (ii) immediately, if Lenders may not lawfully continue to so maintain such Alternate Currency Loan.
          Section 2.19. Increased Costs.
          (a) If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Eurocurrency Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurocurrency Rate) or the Issuing Bank; or
          (ii) impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurocurrency Rate Loans made by such Lender or any Letter of Credit or any participation therein;

and the result of either of the foregoing is to increase materially the cost to such Lender of making, converting into, continuing or maintaining a Eurocurrency Rate Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand (specifying the basis therefor and the computation with respect thereto) by such Lender or Issuing Bank, as the case may be, on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender or Issuing Bank, as the case may be, within ten Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or the Issuing Bank shall have reasonably determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of such Lender’s or the Issuing Bank’s parent corporation) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Lender’s or the Issuing Bank’s parent corporation with respect to capital adequacy) then, from time to time, within ten (10) Business Days after receipt by the Borrower of written demand by such Lender or Issuing Bank (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender or Issuing Bank such additional amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section 2.19 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be prima facie evidence of the correctness thereof.
          (d) If the Issuing Bank or any Lender makes such a claim for compensation under this Section, it shall provide to the Borrower a certificate executed by an officer of such Person setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) no later than one hundred and twenty (120) days after the event giving rise to the claim for compensation. In any event, the Borrower shall not have any obligation to pay any amount with respect to claims accruing prior to the 120th day preceding such written demand.
          (e) If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Eurocurrency Reserve Percentage) in respect of any of such Lender’s Alternate Currency Loans in any Alternate Currency, such Lender may require the Borrower to pay, contemporaneously with each payment of interest on each of such Alternate Currency Loans subject to such requirements, additional interest on such Loan at a rate per annum reasonably specified and the entitlement to demonstrate by such Lender to be the cost to such Lender of complying with such requirements in relation to such Alternate Currency Loan.
          (f) Any additional interest owed pursuant to paragraph (e) above shall be determined by the relevant Lender and notified to the Borrower (with a copy to the Administrative Agent) in the form of a certificate setting forth such additional interest (and the basis for determining such amount) at least ten (10) Business Days before each date on which interest is payable for the relevant Alternate Currency Loan, and such additional interest so notified to the Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.
          Section 2.20. Funding Indemnity. In the event of (a) the payment of any principal of a Eurocurrency Rate Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurocurrency Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurocurrency Rate Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within ten (10) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurocurrency Rate Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurocurrency Rate Loan if such event had not occurred at the Eurocurrency Rate applicable to such Eurocurrency Rate Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurocurrency Rate Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurocurrency Rate Loan for the same period if the Eurocurrency Rate were set on the date such Eurocurrency Rate Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurocurrency Rate Loan. In the case of an Alternate Currency Loan, such loss, cost or expense shall mean all loss, cost and expense sustained or incurred in liquidating or employing deposits from third parties acquired to effect, fund or maintain such Alternate Currency Loan or any part thereof. If the Issuing Bank or any Lender makes such a claim for compensation under this Section, it shall provide to the Borrower a certificate executed by an officer of such Person setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) no later than one hundred and twenty (120) days after the event giving rise to the claim for compensation. In any event, the Borrower shall not have any obligation to pay any amount with respect to claims accruing prior to the 120th day preceding such written demand.
          Section 2.21. Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.21) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed or asserted by a Governmental Authority and paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.21) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority under Section 2.2(a) or (b), the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose). If any Lender, Issuing Bank or the Administrative Agent becomes aware that it has received a refund of any Indemnified Tax or any Other Tax with respect to which the Borrower has paid any amount pursuant to this Section 2.21, such Lender, Issuing Bank or the Administrative Agent shall pay the amount of such refund (including any interest received with respect thereto) to the Borrower within fifteen (15) days after receipt thereof. A Lender, Issuing Bank, or the Administrative Agent shall provide, at the sole cost and expense of the Borrower, such assistance as the Borrower may reasonably request in order to obtain such a refund; provided, however, that neither the Administrative Agent nor any Lender or Issuing Bank shall in any event be required to disclose any information to the Borrower with respect to the overall tax position of the Administrative Agent, Issuing Bank, or such Lender.
          Section 2.22. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.19, 2.20 or 2.21, or otherwise) at the applicable Payment Office prior to 1:00 p.m. (New York, New York time, in the case of payments made to a Payment Office in the United States, or 1:00 p.m. local time at any applicable Payment Office located outside the United States) on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.19, 2.20 and 2.21 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension.

          (b) All payments of Obligations shall be made in Dollars, except for Loans funded, and reimbursement obligations with respect to Letters of Credit issued, in Alternate Currencies, which shall be repaid, including interest thereon, in the applicable Alternate Currency.
          (c) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, and other amounts not required to be applied in another manner ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
          (d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans or fees that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon or fees than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the

Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(c) and (d), 2.7(a), 2.22(d), 2.23(d) or (e) or 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          Section 2.23. Letters of Credit.
          (a) During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.23(d), agrees to issue, amend, renew or extend, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $50,000 (or, in the case of Letters of Credit issued in any Alternate Currency, a minimum amount of such Alternate Currency with a comparable Dollar Equivalent of the preceding amount, rounded upwards to the nearest 100,000 unit multiple in such Alternate Currency); and (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the Dollar Equivalent of the aggregate LC Exposure would exceed the LC Commitment (B) the Dollar Equivalent of the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount or (C) the issuance of such Letter of Credit would violate any legal or regulatory restriction then applicable to the Issuing Bank or any Lender as notified by the Issuing Bank or such Lender to the Administrative Agent before the date of issuance of such Letter of Credit. Letters of Credit and any increases and extensions thereof hereunder may be issued in face amounts of either Dollars or any other Alternate Currency; provided, further, that the Dollar Equivalent amount of outstanding Revolving Loans and Letters of Credit in any Alternate Currency determined, with respect to each such Revolving Loan or Letter of Credit, in accordance with Section 2.27 on the date such Revolving Loan is funded, continued or converted, or the date such Letter of Credit is issued, increased and extended, as applicable, shall not exceed the Aggregate Revolving Commitment Amount (minus any outstanding Swingline Loans) then in effect. Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit (i) on the Closing Date with respect to all Existing Letters of Credit and (ii) on the date of issuance with respect to all other Letters of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation. Each Letter of Credit shall be denominated in Dollars or in an Alternate Currency.
          (b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance, amendment, renewal or extension specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the requested Currency for the face amount of the Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall reasonably approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require (it being understood that, if requested by the Issuing bank, the Borrower shall execute a letter of credit application and agreement on the Issuing Bank’s standard form); provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.
          (c) At least two Business Days prior to the issuance, amendment, renewal or extension of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date the Issuing Bank is to issue (or amended, extend or renew, as the case may be) the requested Letter of Credit, directing the Issuing Bank not to issue, amend, extend or renew the Letter of Credit because such action is not then permitted hereunder because of the limitations set forth in Section 2.23(a) or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue, amend, extend or renew such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.
          (d) The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. (New York, New York time) on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing (in case of a Letter of Credit payable in Dollars) or a Eurocurrency Rate Borrowing with a rate of interest that would then be applicable hereunder for a Eurocurrency Rate Loan having an Interest Period of one month (in case of a Letter of Credit payable in any Currency other than Dollars), on the date on which such drawing is honored in an exact amount due to the Issuing Bank plus any reasonable out-of-pocket transaction costs incurred by the Issuing Bank to convert any LC Disbursement funded in Alternate Currency into Dollars; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan or Eurocurrency Rate Loan (in the applicable Alternate Currency) included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.7. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.
          (e) If for any reason a Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.
          (f) To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraphs (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.14(d).
          (g) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 8.1. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph. Other than any interest earned on any investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. To the extent any such cash collateral is applied to the aforesaid and all such obligations are paid in full, so long as no Event of Default exists, any remaining amounts shall be returned to the Borrower upon Borrower’s request.
          (h) Promptly following the end of each calendar quarter, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit outstanding at the end of such Fiscal Quarter. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.
          (i) The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever (other than payment in full of such LC Disbursements) and irrespective of any of the following circumstances:
     (i) any lack of validity or enforceability of any Letter of Credit or this Agreement;
     (ii) the existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

     (iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
     (iv) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;
     (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.23, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or
     (vi) the existence of a Default or an Event of Default.
Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (j) Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, performance under Letters of Credit by the Issuing Bank, its correspondents, and the beneficiaries thereof will be governed by (i) either (x) the rules of the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued) or (y) the rules of the “Uniform Customs and Practice for Documentary Credits” (1993 Revision), International Chamber of Commerce Publication No. 500 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (ii) to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 10.5.
          (k) The Borrower hereby (a) acknowledges that it may be requesting the issuance of one or more Letters of Credit hereunder which will support a bank guarantee issued by a local bank (or a local branch of the Issuing Bank) to a beneficiary located in a jurisdiction where (i) applicable law extends the period within which such beneficiary may claim under such bank guarantee beyond its stated expiration date or (ii) local custom and practice is to issue such a bank guarantee without a stated expiration date (either, collectively, “Extended Claim Guarantees”; with the foregoing Letters of Credit being hereinafter referred to collectively as “Extended Claim Letters of Credit”) and (b) agrees that, notwithstanding anything to the contrary contained in this Agreement, (x) the Issuing Bank may adjust the expiration date of any Extended Claim Letter of Credit from the date requested by the Borrower to cover the entire period within which claims under the Extended Claim Guarantee may, under such applicable law, be made; provided that in any event such expiration date must comply with the other requirements and limitations herein and (y) that the foregoing requirements and limitations may result in an Extended Claim Letter of Credit which will expire prior to the expiration date or other period within claims under the Extended Claim Guarantee may be made.
          Section 2.24. Increase of Commitments; Additional Lenders; Release of Collateral.
          (a) After the occurrence of an Investment Grade Rating Event and so long as no Event of Default has occurred and is continuing, from time to time after the Closing Date, Borrower may, upon at least 20 days’ prior written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender), propose to increase the Aggregate Revolving Commitments by an amount not to exceed $100,000,000 (the amount of any such increase, the “Additional Commitment Amount”). Each Lender shall have the right for a period of 15 days following receipt of such notice, to elect by written notice to the Borrower and the Administrative Agent to increase its Revolving Commitment by a principal amount equal to its Pro Rata Share of the Additional Commitment Amount. No Lender (or any successor thereto) shall have any obligation to increase its Revolving Commitment or its other obligations under this Agreement and the other Loan Documents, and any decision by a Lender to increase its Revolving Commitment shall be made in its sole discretion independently from any other Lender.
          (b) If any Lender shall not elect to increase its Revolving Commitment pursuant to subsection (a) of this Section 2.24, the Borrower may designate another bank or other financial institution (which may be, but need not be, one or more of the existing Lenders) which at the time agrees to, in the case of any such Person that is an existing Lender, increase its Revolving Commitment and in the case of any other such Person (an “Additional Lender”), become a party to this Agreement; provided, however, that any bank or financial institution that is not then an existing Lender under this Agreement must be acceptable to the Administrative Agent, which acceptance shall not be unreasonably withheld or delayed. The sum of the increases in the Revolving Commitments of the existing Lenders pursuant to this subsection (b) plus the Revolving Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Additional Commitment Amount.

          (c) An increase in the Aggregate Revolving Commitments pursuant to this Section 2.24 shall become effective upon the receipt by the Administrative Agent of a Joinder Agreement executed by the Borrower, by each Additional Lender and by each other Lender whose Revolving Commitment is to be increased, setting forth the new Revolving Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with Notes evidencing such increase in the Commitments as may be requested by any such Lenders and Additional Lenders, and such evidence of appropriate corporate authorization on the part of the Borrower with respect to the increase in the Revolving Commitments and such opinions of counsel for the Borrower with respect to the increase in the Revolving Commitments as the Administrative Agent may reasonably request.
          (d) Upon the acceptance of any such Joinder Agreement by the Administrative Agent, the Aggregate Revolving Commitment Amount shall automatically be increased by the amount of the Revolving Commitments added through such supplements or joinders and Schedule II shall automatically be deemed amended to reflect the Revolving Commitments of all Lenders after giving effect to the addition of such Revolving Commitments.
          (e) Upon any increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.24 that is not pro rata among all Lenders, (x) within five Business Days, in the case of any Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Eurocurrency Rate Loans then outstanding, the Borrower shall prepay such Loans in their entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article III, the Borrower shall reborrow Loans from the Lenders in proportion to their respective Revolving Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Lenders in proportion to their respective Commitments after giving effect to such increase and (y) effective upon such increase, the amount of the participations held by each Lender in each Letter of Credit then outstanding shall be adjusted automatically such that, after giving effect to such adjustments, the Lenders shall hold participations in each such Letter of Credit in proportion to their respective Revolving Commitments.
          (f) Notwithstanding anything to the contrary contained in this Agreement, the Security Documents, any Loan Document or any other document executed in connection herewith, upon the occurrence of an Investment Grade Rating Event, all Collateral and the Security Documents shall be released automatically without any further action. In connection with the foregoing, the Collateral Agent shall, at Borrower’s expense, promptly execute and file in the appropriate location and deliver to each such Guarantor or Guarantor’s designee such termination and full or partial release statements or confirmations thereof, as applicable, and do such other things as are necessary to release the liens to be released pursuant hereto promptly upon the effectiveness of any such release. Upon the occurrence of an Investment Grade Rating Event, the Collateral Agent authorizes the Borrower and any Guarantor to execute and deliver and record in its name and stead any such releases or statements as may be necessary to evidence or confirm such release or discharge.
          Section 2.25. Mitigation of Obligations. If any Lender requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.21, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.19 or Section 2.21, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such designation or assignment.
          Section 2.26. Replacement of Lenders. If (a) any Lender or Issuing Bank has demanded compensation or additional interest or given notice of its intention to demand compensation or additional interest under Section 2.19, 2.21 or Section 2.28, (b) the Borrower is required to pay any additional amount to any Lender or Issuing Bank under Section 2.20, (c) any Lender or Issuing Bank is unable to submit any form or certificate required under Section 2.21 or withdraws or cancels any previously submitted form with no substitution therefor, (d) any Lender or Issuing Bank gives notice of any change in law or regulations, or in the interpretation thereof, pursuant to Section 2.18, (e) any Lender or Issuing Bank has been declared insolvent or a receiver or conservator has been appointed for a material portion of its assets, business or properties, (f) any Lender or Issuing Bank shall seek to avoid its obligation to make or maintain Loans or issue Letters of Credit hereunder for any reason, including, without limitation, reliance upon 12 U.S.C. § 1821(e) or (n) (1) (B), (g) any taxes referred to in Section 2.21 have been levied or imposed (or the Borrower determines in good faith that there is a substantial likelihood that such taxes will be levied or imposed) so as to require withholding or deductions by the Borrower or payment by the Borrower of additional amounts to any Lender or Issuing Bank, or other reimbursement or indemnification of any Lender or Issuing Bank, as a result thereof, (h) any Lender shall decline to consent to a modification or waiver of the terms of this Agreement or any other Loan Documents requested by the Borrower, (i) the Issuing Bank gives notice pursuant to Section 2.23 that the issuance of the Letter of Credit would violate any legal or regulatory restriction then applicable to such Issuing Bank, or (j) any Lender is unable to fulfill its commitment under Section 2.27(a) to make Alternate Currency Loans and such Alternate Currency Loans are deemed unavailable in accordance with such Section, then and in such event, upon request from the Borrower delivered to such Lender or Issuing Bank, and the Administrative Agent, such Lender shall assign, in accordance with the provisions of Section 10.4 and an appropriately completed Assignment Agreement, all of its rights and obligations under the Loan Documents to another Lender or a commercial banking institution selected by the Borrower and (in the case of a commercial banking institution) reasonably satisfactory to the Administrative Agent, in consideration for the payments set forth in such Assignment Agreement and payment by the Borrower to such Lender of all other amounts which such Lender may be owed pursuant to this Agreement, including, without limitation, Sections 2.18, 2.19, 2.20, 2.21 or 2.28.
          Section 2.27. Alternate Currency Provisions.
          (a) Each Lender’s Pro Rata Share of each Alternate Currency Loan shall be determined by reference to its Dollar Equivalent on the date each such Alternate Currency Loan is made. As to any Alternate Currency Loan, each Lender may elect to fulfill its commitment to make such Alternate Currency Loan by causing an Applicable Lending Office to make such

Alternate Currency Loan; provided, however, that no such election shall be made if as a result thereof the Borrower would be required to pay United States withholding taxes or any additional amounts. In the event that a Lender is unable to fulfill its commitment to make such Alternate Currency Loan through its Applicable Lending Office because of its inability to make loans in such requested Currency, such Lender shall enter into a foreign exchange transaction with the Administrative Agent for the Currency applicable to such Alternate Currency Loan; provided, that if the Administrative Agent shall determine in its reasonable credit judgment that it is unwilling to enter into such foreign exchange transaction with such Lender, such Currency shall be deemed to be unavailable to all Lenders and the Administrative Agent and the Lenders shall have no obligation to make such Alternate Currency Loan.
          (b) If payment required by Borrower is not made in the Currency due under this Agreement (the “Contractual Currency”) or if any court or tribunal shall render against a Loan Party a judgment or order for the payment of amounts due hereunder or under the other Loan Documents and such judgment is expressed in a Currency other than the Contractual Currency, the Borrower shall indemnify and hold the Lenders (including the Issuing Rank) harmless against any deficiency incurred by the Lenders with respect to the amount received by the Lenders to the extent the Exchange Rate at which the Contractual Currency is convertible into the Currency actually received or the Currency in which the judgment is expressed (the “Received Currency”) is not the reciprocal of the Exchange Rate at which the Administrative Agent would be able to purchase the Contractual Currency with the Received Currency, in each case on the Business Day following receipt of the Received Currency in accordance with normal banking procedures. If the court or tribunal has fixed the date on which the Exchange Rate is determined for the conversion of the judgment Currency into the Contractual Currency (the “Conversion Date”) and if there is a change in the Exchange Rate prevailing between the Conversion Date and the date of receipt by the Lenders, then the Borrower will, notwithstanding such judgment or order, pay such additional amount (if any) as may be necessary to ensure that the amount paid in the Received Currency when converted at the Exchange Rate prevailing on the date of receipt will produce the amount then due to the Lenders from the Borrower hereunder in the Contractual Currency.
          (c) If the Borrower shall wind up, liquidate, dissolve or become a debtor in bankruptcy while there remains outstanding: (i) any amounts owing by the Borrower or any Loan Party to the Lenders (including the Issuing Bank) hereunder or under the other Loan Documents, (ii) any damages owing to the Lenders (including the Issuing Bank) in respect of its breach of any of the terms hereof, or (iii) any judgment or order rendered against a Loan Party in respect of such amounts or damages, the Borrower shall indemnify and hold the Lenders harmless against any deficiency with respect to the Contractual Currency in the amounts received by the Lenders arising or resulting from any variation as between: (i) the Exchange Rate at which the Contractual Currency is converted into another currency (the “Liquidation Currency”) for purposes of such winding-up, liquidation, dissolution or bankruptcy with regard to the amount in the Contractual Currency due or contingently due hereunder or under the Notes or under any judgment or order to which the relevant obligations hereunder or under the Notes shall have been merged and (ii) the Exchange Rate at which Administrative Agent would, in accordance with normal banking procedures, be able to purchase the Contractual Currency with the Liquidation Currency at the earlier of (A) the date of payment of such amounts or damages and (B) the final date or dates for the filing of proofs of a claim in a winding-up, liquidation, dissolution or bankruptcy. As used in the preceding sentence, the “final date” or dates for the filing of proofs of a claim in a winding-up, liquidation, dissolution or bankruptcy shall be the date fixed by the liquidator under the applicable law as being the last practicable date as of which the liabilities of the Borrower may be ascertained for such winding-up, liquidation, dissolution or bankruptcy before payment by the liquidator or other appropriate person in respect thereof.
          (d) On the Closing Date, the available Alternate Currencies are Euros and Pounds. The Administrative Agent and the Issuing Bank shall be entitled to assume that such Currencies, and any other currencies requested by the Borrower that all Lenders agree to provide, remain available to all Lenders until such time as the Administrative Agent and the Issuing Bank actually receive written notice to the contrary from any Lender. Upon receipt of any such notice, the Administrative Agent shall promptly notify the Borrower, and thereafter no additional Alternate Currency Loans in such Currency shall be made, and no additional Alternate Currency Letters of Credit shall be issued. Any Alternate Currency Loans in such Currency outstanding at the time such notice is received shall remain outstanding until the end of the Interest Period related thereto, subject to the provisions of Section 2.18(b), and then shall be repaid or converted into a Eurocurrency Loan in Dollars or another Alternate Currency. Any Alternate Currency Letters of Credit in such Currency outstanding at the time such notice is received shall remain outstanding until the expiry date thereof and may not be renewed or extended in such Currency.
          (e) Exchange Rates.
          (i) On each Determination Date, the Administrative Agent shall determine the Exchange Rate as of such Determination Date with respect to all Alternate Currencies. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Determination Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement be the Exchange Rates employed in determining the Dollar Equivalent of any amounts of such Alternate Currencies.
          (ii) Not later than 5:00 p.m. on each Determination Date, the Administrative Agent shall (A) determine the Dollar Equivalent of the aggregate principal amounts of the Revolving Loans and LC Exposures (after giving effect to any Revolving Loans and/or Letters of Credit being made, issued, repaid, or cancelled or reduced on such date), and (B) notify the Lenders and the Borrower of the results of such determination and of the respective Exchange Rates as so determined.
          Section 2.28. European Economic and Monetary Union.
          (a) Effectiveness of Provisions. The provisions of subsections (b) through (i) below (inclusive) shall be effective upon the execution of this Agreement, provided, that if and to the extent that any such provision relates to any country (or the currency of such country) that is not a Participating Member State upon the execution of this Agreement, such provision shall become effective in relation to such country (and the currency of such country) at and from the date on which such country becomes a Participating Member State.
          (b) Redenomination and Alternate Currencies. Each obligation of any party under this Agreement which has been denominated in the National Currency Unit of a non-member country which becomes a Participating Member State after the date of any Alternate Currency Loan made in the National Currency Unit of such country shall be Redenominated into the Euro Unit at the exchange rate set in accordance with EMU Legislation, provided, that if and to the extent that any EMU Legislation provides that an amount denominated either in the Euro or in the National Currency Unit of a Participating Member State and payable within that Participating Member State by crediting an account of a creditor can be paid by a debtor either in the Euro Unit or in the National Currency Unit, each party to this Agreement shall be entitled to pay or repay any such amount either in the Euro Unit or in such National Currency Unit; provided, however, any amount paid in a National Currency Unit shall be paid at the fixed exchange rate in order to yield the required amount in Euros.
          (c) Loans. Any Alternate Currency Loan in the currency of a Participating Member State shall be made in the Euro Unit, provided that any Alternate Currency Loan may, if so requested by the Borrower, be made in the National Currency Unit (based upon fixed exchange rate) of any Participating Member State so long as such National Currency Unit continues to be readily available as legal tender, is freely convertible and is not subject to exchange controls.
          (d) Payment to the Lenders. Sections of this Agreement which provide for payment or repayment in a National Currency Unit shall be construed so that, in relation to the payment of any amount of Euro Units or National Currency Units, such amount shall be made available to the Lenders (including the Issuing Bank), in immediately available, freely transferable, cleared funds to such account with each bank (in such principal financial center) as each Lender may from time to time nominate for this purpose in accordance with this Agreement.
          (e) Payments by the Lenders Generally. With respect to the payment of any amount denominated in the Euro or in a National Currency Unit, the Lenders (including the Issuing Bank) shall not be liable to the Borrower in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by a Lender if such Lender has made reasonable efforts to effect all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in the Euro Unit or, as the case may be, in a National Currency Unit) to the account with the bank in the principal financial center in the Participating Member State which the Borrower shall have specified for such purpose. In this paragraph, “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as such Lender may from time to time select for the purpose of clearing or settling payment of the Euro.
          (f) Basis of Accrual. If the basis of accrual of interest or fees expressed in this Agreement with respect to the currency of any country that becomes a Participating Member State shall, in a Lender’s reasonable judgment, be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest or fees in respect of the Euro, or if interest rate quotes for a National Currency Unit are no longer provided, such convention or practice in the London Interbank Market shall replace such expressed basis effective as of and from the date on which such country becomes a Participating Member State; provided, that if any Alternate Currency Loan in the currency of such country is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Alternate Currency Loan, at the end of the then current Interest Period.

          (g) Rounding and Other Consequential Changes. Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and without prejudice to the respective liabilities for Indebtedness of the Borrower to the Lenders (including the Issuing Bank) and of the Lenders to the Borrower under or pursuant to this Agreement,
          (i) each reference in this Agreement to a minimum amount (or an integral multiple thereof) in a National Currency Unit to be paid to or by a Lender shall be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in the Euro Unit as such Lender may from time to time specify; and
          (ii) except as expressly provided in this Agreement, each provision of this Agreement, including, without limitation, the right to combine currencies to effect a set-off, shall be subject to such reasonable changes of interpretation as Lenders may from time to time specify to be necessary or appropriate to reflect the introduction of or changeover to the Euro in Participating Member States.
          (h) Exchange Indemnification and Increased Costs. The Borrower shall from time to time, upon demand from the Lenders (including the Issuing Bank), pay to the Lenders the amount of any loss, expense or increased cost incurred by, or of any reduction in any amount payable to or in the effective return of its capital to, or of interest or other return, including principal foregone by any Lender or its holding company as a result of the introduction of, changeover to or operation of the Euro in any Participating Member State or the Borrower’s election to borrow in a National Currency Unit and repay in the Euro or to borrow in the Euro and repay in a National Currency Unit other than any such cost or reduction or amount foregone reflected in the associated interest rate.
          (i) Further Assurances. Borrower agrees, at the request of the Administrative Agent or a Lender, at the time of or at any time following the implementation of any EMU Legislation, to enter into an agreement amending this Agreement in order to reflect the implementation of the EMU Legislation and to place the parties hereto in the position they would have been in had such EMU Legislation not been implemented.
          (j) Payment Limitations. If the Issuing Bank or any Lender makes such a claim for compensation under this Section, it shall provide to the Borrower a certificate executed by an officer of such Person setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) no later than one hundred and twenty (120) days after the event giving rise to the claim for compensation. In any event, the Borrower shall not have any obligation to pay any amount with respect to claims accruing prior to the 120th day preceding such written demand.

ARTICLE III
CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT
          Section 3.1. Conditions To Initial Borrowing. The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).
          (a) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or SunTrust Capital Markets, Inc., as Arranger for which invoices (including estimated expenses) have been presented to the Borrower no later than 2 days before the Closing Date.
          (b) The Administrative Agent or the Collateral Agent (or their counsel) shall have received the following:
     (i) a counterpart of this Agreement signed by or on behalf of each party hereto;
     (ii) duly executed Revolving Credit Notes payable to those Lenders requesting the same and the Swingline Note payable to the Swingline Lender;
     (iii) the Subsidiary Guaranty Agreement duly executed by each Guarantor;
     (iv) the Pledge Agreement duly executed by the Borrower and each Guarantor, together with (i) original stock certificates evidencing the issued and outstanding shares of Capital Stock pledged to the Collateral Agent to the Pledge Agreement, and (ii) stock powers or other appropriate instruments of transfer executed in blank;
     (v) the Security Agreement duly executed by the Borrower and each Guarantor, together with (i) UCC financing statements and other applicable documents under the laws of the jurisdictions with respect to the perfection of the Liens granted under the Security Agreement, as required in order to perfect such Liens, (ii) copies of UCC, tax, and judgment search reports in all necessary or appropriate jurisdictions and under all legal and trade names of the Loan Parties requested by the Lenders, indicating that there are no prior Liens on any of the Collateral other than Permitted Liens, (iii) a Perfection Certificate duly completed and executed by the Loan Parties, and (iv) duly executed Copyright Security Agreements, Patent Security Agreements and Trademark Security Agreements, if applicable;
     (vi) duly executed termination and payoff letters, in form and substance satisfactory to the Administrative Agent, executed by each lender holding credit facilities or Indebtedness to be terminated or refinanced on the Closing Date, together with all releases, terminations or other documents reasonably required by the Administrative

Agent to evidence the termination and payoff of such credit facilities or Indebtedness; other than outstanding letters of credit (i) which have been cash collateralized in a manner satisfactory to the Administrative Agent, (ii) which have been assumed as a part of the obligations under the LC Commitments, or (iii) pursuant to which a letter of credit has been issued under the LC Commitments backstopping each such outstanding letter of credit.
     (vii) certificates of insurance issued by Borrower’s broker on behalf of insurers of the Borrower and all Subsidiaries, describing in reasonable detail the types and amounts of insurance (property and liability, and flood insurance where applicable) maintained by the Borrower and all Subsidiaries, naming the Collateral Agent as additional insured and/or loss payee, as appropriate;
     (viii) such financial information with respect to the Borrower or its Subsidiaries as the Administrative Agent may reasonably request;
     (ix) a certificate of the Secretary or Assistant Secretary of each Loan Party attaching and certifying copies of its bylaws and of the resolutions of its boards of directors, or partnership agreement or limited liability company agreement, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;
     (x) to the extent not delivered under clause (ix) certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;
     (xi) a favorable written opinion of Baker Botts LLP, and local counsel to the Loan Parties and/or their Subsidiaries, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request, including, without limitation, a no conflicts opinion with respect to other material agreements;
     (xii) Evidence reasonably satisfactory to the Administrative Agent as to the absence of any default or event of default existing under those certain 6 1/8% Senior Notes Due 2013 (the “Senior Notes”) issued by the Borrower pursuant to the Indenture;
     (xiii) a certificate dated the Closing Date and signed by a Responsible Officer, certifying that (x) no Default or Event of Default exists, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects. except the extent limited to an earlier date and (z) since the date of the financial statements of the Borrower described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;
     (xiv) a duly executed Notice of Borrowing;
     (xv) a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds hereof;
     (xvi) certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any Requirement of Law, or by any Contractual Obligation of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing;
     (xvii) a duly completed and executed certificate of the type described in Section 5.1(c) including calculations of the financial covenants set forth in Article VI hereof as of March 31, 2006;
     (xviii) the most current information available as of August 2, 2006 in respect of certain inquiries or investigations by the Securities and Exchange Commission and the Department of Justice then pending or threatened in respect of the Borrower or its Subsidiaries and any other related investigations (the “Disclosed Items”), and since such date there shall not have been any adverse developments or occurrences (excluding any such developments or occurrences that were expressly identified and described in the Disclosed Items) in respect of any such matters that has had or could reasonably be expected to cause a Material Adverse Effect; and
     (xix) certified copies of all agreements, indentures or notes governing the terms of any Material Indebtedness and all other material agreements, documents and instruments to which any Loan Party or any of its assets are bound.
     (c) No action, suit, investigation or proceeding shall be pending or threatened in any court or before any arbitrator, governmental authority, the Department of Justice, or the Securities and Exchange Commission that could reasonably be expected to have a Material Adverse Effect, excluding in each case the effects of the matters as described in the Disclosed Items.
     (d) The Administrative Agent shall have completed its due diligence, with results reasonably satisfactory to the Administrative Agent, with respect to any pending Securities and Exchange Commission or other governmental investigations or inquiries existing on the Closing Date.

     Section 3.2. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:
     (a) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;
     (b) as of the date of such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, in each case before and after giving effect thereto except to the extent limited to a prior date;
     (c) since the date of the financial statements of the Borrower described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect (excluding the effects of the matters as described in the Disclosed Items, and there shall have been no adverse developments or occurrences in respect of any such matters that has had or could reasonably be expected to have a Material Adverse Effect); and
     (d) the Borrower shall have delivered the required Notice of Borrowing;
     Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 3.2.
     Section 3.3. Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents referred to in Section 3.1, unless otherwise specified, shall be delivered to the Administrative Agent or the Collateral Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Administrative Agent and each Lender as follows:
     Section 4.1. Existence; Power. Each of the Borrower and its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, in each case, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

     Section 4.2. Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action, as the case may be. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
     Section 4.3. Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirements of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under the Indenture or any other indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Permitted Liens.
     Section 4.4. Financial Statements. The audited consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2006 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied. Since March 31, 2006, there has been no event with respect to the Borrower and its Subsidiaries which has had or could reasonably be expected to have a Material Adverse Effect (excluding the effects of the matters as described in the Disclosed Items).
     Section 4.5. Litigation and Environmental Matters.
     (a) Except as disclosed in Borrower’s filings with the Securities and Exchange Commission, no litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have a Material Adverse Effect (excluding the effects of the matters as described in the Disclosed Items) and the absence of any pending or threatened litigation constituting an adverse development or occurrence in respect of any such Disclosed Items that has had or could reasonably be expected to have a Material Adverse Effect.
     (b) Neither the Borrower nor any of its Subsidiaries (i) has become subject to any Environmental Liability, (ii) has received notice of any claim with respect to any Environmental Liability or (iii) knows of any basis for any Environmental Liability except, in each case, where the failure to so comply or such Environmental Liability could not reasonably be expected to have a Material Adverse Effect.
     Section 4.6. Compliance with Laws and Agreements. The Borrower and each Subsidiary is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all material indentures, material agreements or other material instruments binding upon it or its properties, except where non-compliance, could not reasonably be expected to result in a Material Adverse Effect (excluding the effects of the matters as described in the Disclosed Items).
     Section 4.7. Investment Company Act, Etc. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) otherwise subject to any other regulatory requirement limiting its ability to incur or guarantee Indebtedness or grant security interests in its property to secure such Indebtedness or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.
     Section 4.8. Taxes; Fees. The Borrower and its Subsidiaries have timely filed or caused to be filed all federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, (except where being contested in good faith by appropriate proceedings and subject to maintenance of adequate reserves), in each case where the failure to file or pay could not reasonably be expected to have a Material Adverse Effect.
     Section 4.9. Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulation U. Neither the Borrower nor its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”
     Section 4.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, except in each case where any such excess amount could not reasonably be expected to have a Material Adverse Effect.

     Section 4.11. Ownership of Property.
     (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business or permitted by the Loan Documents), in each case free and clear of Liens prohibited by this Agreement, except where such failure could not reasonably be expected to have a Material Adverse Effect.
     (b) Each of the Borrower and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, free from burdensome restrictions, all material patents, trademarks, service marks, trade names, copyrights and other intellectual property, except where such failure could not reasonably be expected to have a Material Adverse Effect, and the use thereof by the Borrower and its Subsidiaries does not infringe on the rights of any other Person, except where such infringement could not reasonably be expected to result in a Material Adverse Effect.
     (c) The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower (other than Kingsmill Insurance Company Limited), in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.
     Section 4.12. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments, and corporate restrictions to which the Borrower or any of its Subsidiaries is subject that could reasonably be expected to result in a Material Adverse Effect. No written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.
     Section 4.13. Labor Relations. There are no material labor disputes against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant claims of unfair labor practices, charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority that would reasonably be expected to result in a Material Adverse Effect.
     Section 4.14. Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the Borrower in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary and SPV and identifies each Subsidiary that is a Guarantor, in each case as of the Closing Date.

     Section 4.15. Insolvency. After giving effect to the execution and delivery of the Loan Documents, the making of the Loans under this Agreement, neither the Borrower nor its Subsidiaries, taken as a whole, will be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.
     Section 4.16. OFAC. No Loan Party (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
     Section 4.17. Compliance with Patriot Act and Other Laws. Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     Section 4.18. Security Documents. (a) The Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Pledged Collateral (as defined in the Pledge Agreement) and, when certificates and other instruments evidencing any portion of such Pledged Collateral are delivered to the Collateral Agent, the Pledge Agreement shall constitute a perfected Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Pledged Collateral, in each case prior and superior in right to any other Person, subject to Permitted Liens.
     (b) (i) The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and, (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 2 to the Perfection Certificate, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral (other than the Intellectual Property (as defined in the Security Agreement)), in each case prior and superior in right to any other Person, other than Permitted Liens.

     (c) When the filings in clause (b)(ii) above are made and when the Patent Security Agreement and Trademark Security Agreement are filed in the United States Patent and Trademark Office and the Copyright Security Agreement is filed in the United States Copyright Office, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person, other than Permitted Liens.
          Section 4.19. Existing Indebtedness. Schedule 7.1 contains a complete and accurate list of all Indebtedness outstanding as of the Closing Date, with respect to the Borrower and its Subsidiaries, in each case in a principal amount of $10,000,000 or more, and in each case showing the aggregate principal amount thereof, the name of the respective borrower and any other entity which guaranteed such Indebtedness, and the scheduled payments of such Indebtedness.
ARTICLE V
AFFIRMATIVE COVENANTS
          The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:
          Section 5.1. Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent and each Lender:
          (a) as soon as available and in any event within 90 days after the end of each Fiscal Year of Borrower, a copy of the annual audit report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, (without qualification as to scope of audit or any going concern explanation or limitation) accompanied by a certificate from the Borrower’s certified public accountant stating that such financial statements fairly present in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP;
          (b) as soon as available and in any event within 45 days after the end of each Fiscal Quarter of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous Fiscal Year;

     (c) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate signed by the chief financial officer, treasurer or controller of the Borrower;
     (d) promptly following any reasonable request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request; and
     (e) concurrently with the delivery of the financial statements referred to in clause (a) and (b) above, a certificate of the chief financial officer or treasurer or controller (a) certifying as to the accuracy of such financial statements and otherwise consistent with the applicable requirements of the Securities and Exchange Commission, (b) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (c) setting forth in reasonable detail calculations, made consistent with the terms of the Agreement and otherwise using customary methods, demonstrating compliance with the financial covenants and (d) stating whether any change in the application of GAAP has occurred since the date of the Borrower’s audited financial statements delivered in connection with the closing, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.
     So long as the Borrower is required to file periodic reports under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, the Borrower’s obligation to deliver the financial statements referred to in clauses (a) and (b) shall be deemed satisfied upon the filing of such financial statements in the EDGAR system and the giving by the Borrower of notice to the Lenders and the Administrative Agent as to the public availability of such financial statements from such source.
     Section 5.2. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
     (a) the occurrence of any Default or Event of Default;
     (b) any litigation or governmental proceeding of the type described in Section 4.5;
     (c) the occurrence of any default or event of default, or the receipt by Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, in respect of any other Indebtedness in an aggregate principal amount exceeding $10,000,000 of the Borrower or any of its Subsidiaries;
     (d) the occurrence of any event that has had or could reasonably be expected to have, a Material Adverse Effect; and
     (e) any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s chief executive office, its principal place of business, (iii) in any Loan Party’s identity or legal structure, (iv) in any Loan Party’s federal taxpayer identification number or organizational number or (v) in any Loan Party’s jurisdiction of organization, in each case within thirty (30) days thereafter.
Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     Section 5.3. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to do, or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.
     Section 5.4. Compliance with Laws, Etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect (excluding the effects of the matters as described in the Disclosed Items).
     Section 5.5. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all Environmental Liabilities, taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.6. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account customary in the businesses of the Borrower and its Subsidiaries and otherwise required to be maintained by publicly held companies, in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.
     Section 5.7. Visitation, Inspection, Etc. The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender (if an Event of Default exists) may reasonably request after reasonable prior notice to the Borrower; provided, however, if any Default or Event of Default has occurred and is continuing, no prior notice shall be required. The Borrower will, and will cause each of the Guarantors to, permit any representative of the Administrative Agent, or any Lender (if an Event of Default exists), to visit and inspect its properties and to conduct audits of the Collateral (including any third party evaluations by HeliValue$ or other similar auditor of aircraft granted as collateral to cure any breach of the Collateral Asset Value Ratio), all at such reasonable times as the Administrative Agent may reasonably request after reasonable prior notice to the Borrower; provided, however, if a Default or an Event of Default has occurred and is continuing, no prior notice shall be required and no limitations as to times or frequency shall apply.
     Section 5.8. Maintenance of Properties; Insurance. The Borrower at all times will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and subject to force majuere, and (b) maintain with financially sound and reputable insurance companies (i) insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses operating in the same or similar locations and (ii) furnish to the Administrative Agent no more frequently than annually a certificate of an Authorized Officer of Borrower setting forth the nature and extent of all insurance maintained by Borrower and its Subsidiaries in accordance with this Section, and (c) name the Collateral Agent as additional insured on liability insurance policies of the Borrower and its Subsidiaries and as loss payee (pursuant to the loss payee endorsement approved by the Collateral Agent) on all casualty and property insurance policies of the Borrower and its Subsidiaries in each case, as appropriate respecting the Collateral.
     Section 5.9. Use of Proceeds and Letters of Credit. The Borrower will use the proceeds of all Loans to finance working capital needs, acquisitions, capital expenditures and for other general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X. All Letters of Credit will be used for general corporate purposes.
     Section 5.10. [Intentionally Omitted].
     Section 5.11. Additional Subsidiaries.
     (a) In the event that, subsequent to the Closing Date, any Wholly Owned Domestic Subsidiary becomes a Significant Subsidiary, whether pursuant to an acquisition or otherwise, (x) the Borrower shall promptly notify the Administrative Agent and the Lenders of such additional Wholly Owned Domestic Subsidiary that is a Significant Subsidiary and (y) within twenty (20) Business Days thereafter, the Borrower shall cause such Person (i) to join the Subsidiary Guaranty Agreement as a new Guarantor by executing and delivering to the Collateral Agent a supplement to the Subsidiary Guaranty Agreement, (ii) to grant Liens in favor of the Collateral Agent in all of its personal property of the types described in the Security Agreement by joining the Security Agreement, executing and delivering Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement (as applicable) and to file, or at the request of the Collateral Agent to authorize the filing of, all such UCC financing statements or similar instruments required by the Collateral Agent to perfect Liens in favor of the Collateral Agent and granted under any of the Loan Documents, (iii) if such Wholly Owned Domestic Subsidiary that is a Significant Subsidiary owns Capital Stock in another Person, to join in the Pledge Agreement to pledge such 100% of the Capital Stock, and (iv) to deliver all such other documentation (including without limitation, lien searches, legal opinions, and certified organizational documents) and to take all such other actions as such Wholly Owned Domestic Subsidiary would have been required to deliver and take pursuant to Section 3.1 if such Wholly Owned Domestic Subsidiary had been a Loan Party on the Closing Date. In addition, within twenty (20) Business Days after the date such Person becomes a Wholly Owned Domestic Subsidiary of the Borrower, the Borrower shall, or shall cause the Wholly Owned Domestic Subsidiary owning such Person, to pledge all of the Capital Stock of such Person to the Collateral Agent as security for the Obligations by executing and delivering an amendment or supplement to the Pledge Agreement, in form and substance satisfactory to the Collateral Agent, and to deliver the original stock certificates evidencing such Capital Stock to the Collateral Agent, together with appropriate stock powers executed in blank.
     (b) In the event that, subsequent to the Closing Date, any Person becomes a First-Tier Foreign Subsidiary of the Borrower or any Guarantor, whether pursuant to an acquisition or otherwise, (x) the Borrower shall promptly notify the Administrative Agent and the Lenders thereof and (y) no later than twenty (20) Business Days after such Person becomes a First-Tier Foreign Subsidiary, or if the Administrative Agent determines in its sole discretion that the Borrower is working in good faith, such longer period as the Administrative Agent shall permit not to exceed thirty (30) additional days, the Borrower shall, or shall cause its Wholly Owned Domestic Subsidiary owning such Person to, (i) pledge sixty-five percent (65%) of the voting Capital Stock of such First-Tier Foreign Subsidiary to the Collateral Agent as security for the Obligations and the obligations under the LCF Facility pursuant to an amendment or supplement to the Pledge Agreement, or a separate pledge agreement, in either case in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders, (ii) deliver the original stock certificates evidencing such pledged Capital Stock, together with appropriate stock powers executed in blank and (iii) deliver all such other documentation (including without limitation, lien searches, legal opinions, landlord waivers, and certified organizational documents) and to take all such other actions as Borrower or such Wholly Owned Domestic Subsidiary would have been required to deliver and take pursuant to Section 3.1 if such First-Tier Foreign Subsidiary had been a First-Tier Foreign Subsidiary on the Closing Date.
     (c) The Borrower agrees that, following the delivery of any Security Documents required to be executed and delivered by this Section 5.12, the Collateral Agent shall have a valid and enforceable, first priority perfected Lien on the property required to be pledged pursuant to clause (a) and (b) above, free and clear of all Liens other than Permitted Liens. All actions to be taken pursuant to this Section 5.12 shall be at the expense of the Borrower or the applicable Loan Party, and shall be taken to the reasonable satisfaction of the Collateral Agent.
     (d) Notwithstanding the foregoing, at any time that the Total Assets of Bristow International Limited exceed $1,000,000, (x) the Borrower shall promptly notify the Administrative Agent and the Lenders thereof and (y) no later than twenty (20) Business Days after Bristow International Limited’s Total Assets exceed $1,000,000, or if the Administrative Agent determines in its sole discretion that the Borrower is working in good faith, such longer period as the Administrative Agent shall permit not to exceed thirty (30) additional days, the Borrower shall (i) pledge sixty-five percent (65%) of the voting Capital Stock of Bristow International Limited to the Collateral Agent as security for the Obligations and the obligations under the LCF Facility pursuant to an amendment or supplement to the Pledge Agreement, or a separate pledge agreement, in either case in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders, (ii) deliver the original stock certificates evidencing such pledged Capital Stock, together with appropriate stock powers executed in blank and (iii) deliver all such other documentation (including without limitation, lien searches, legal opinions, landlord waivers, and certified organizational documents) and to take all such other actions as Borrower would have been required to deliver and take pursuant to Section 3.1 if the Capital Stock of Bristow International Limited had been pledged on the Closing Date.
     Section 5.12. Further Assurances. Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be reasonably required under any applicable law, or which the Administrative Agent, the Collateral Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Security Documents or the validity or priority of an such Lien, all at the expense of the Loan Parties. Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
     Section 5.13. Post Closing Covenant. On or prior to the fortieth (40th) day following the Closing Date the Borrower shall deliver duly executed landlord waivers with respect to all material Collateral of the Borrower and the other Loan Parties at leased locations or other locations not owned by the Borrower and the other Loan Parties in fee simple (other than the New Iberia, Louisiana location). On or prior to the ninetieth (90th) day following the Closing Date the Borrower shall deliver (i) duly executed landlord waivers with respect to all material Collateral of the Borrower and the other Loan Parties at the New Iberia, Louisiana location and (ii) duly executed original intercompany notes for all intercompany indebtedness evidenced by notes, along with duly executed allonges. On or prior to the fourteenth (14th) day following the Closing Date, the Borrower shall deliver to the Collateral Agent a duly executed Control Account Agreement with respect to the Borrower’s account with State Street Bank and Trust Company.
ARTICLE VI
FINANCIAL COVENANTS
     The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:
     Section 6.1. Leverage Ratio. The Borrower will maintain at all times a Leverage Ratio of not greater than:

Fiscal Quarter	Leverage Ratio
Each Fiscal Quarter ending on or	4.25:1.00
prior to June 30, 2007

Each Fiscal Quarter ending after	4.00:1.00
June 30, 2007
provided, that, notwithstanding the foregoing, if the Borrower completes an offering of common stock to the public pursuant to a registration statement filed with the Securities and Exchange Commission in which the aggregate cash proceeds to the Borrower (net of any underwriting, discounts or expenses) equals or exceeds $50,000,000, the Borrower and its Subsidiaries shall be required to maintain a Leverage Ratio of no greater than 4.00:1.00 for each period ending after such offering.
     Section 6.2. Interest Coverage Ratio. The Borrower will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2006, an Interest Coverage Ratio of not less than 3.00:1.00.
     Section 6.3. Consolidated Net Worth. The Borrower will not permit its Consolidated Net Worth at any time to be less than an amount equal to the sum of (i) $485,216,000, plus (ii) as of the end of each Fiscal Quarter, 50% of the positive cumulative Consolidated Net Income, commencing with the Fiscal Quarter ending June 30, 2006; plus (iii) 100% of the amount by which the Borrower’s “total stockholders’ equity” is increased as a result of any public or private offering of Capital Stock of the Borrower after the March 31, 2006. Promptly upon the consummation of such offering, the Borrower shall notify the Administrative Agent in writing of the amount of such increase in “total stockholders’ equity”.
     Section 6.4. Collateral Asset Value. At all times that the Borrower’s Additional Permitted Investments exceed 5% of the Borrower’s Consolidated Net Tangible Assets, the Borrower shall maintain a ratio of Collateral Asset Value to Senior Secured Debt, as of the most recently completed fiscal quarter for which financial statements are available, of at least 1.20:1.00; provided, that, notwithstanding the foregoing, as of any date of determination, the actual principal amount of Senior Secured Debt outstanding shall be used in determining the ratio of Collateral Asset Value to Senior Secured Debt.
ARTICLE VII
NEGATIVE COVENANTS
     The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains outstanding:
     Section 7.1. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness created incurred pursuant to the Loan Documents and the Letter of Credit Facility;

     (b) Indebtedness set forth on Schedule 7.1 and existing on the Closing Date (and all extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof);
     (c) Hedging Obligations entered into with any Person in the ordinary course of business and not for speculation;
     (d) intercompany Indebtedness of the Borrower owing to any Subsidiary or SPV, intercompany Indebtedness of any Guarantor owing to the Borrower or any other Subsidiary or SPV or intercompany Indebtedness of any Subsidiary (that is not a Guarantor) owing to any other Subsidiary (that is not a Guarantor);
     (e) intercompany Indebtedness of any Subsidiary (that is not a Guarantor) or any SPV owing to the Borrower or any Guarantor, including Guarantees thereof, so long as such Indebtedness and Guarantees are permitted pursuant to Section 7.4 below;
     (f) Indebtedness represented by sale-lease back transactions, other Off-Balance Sheet Liabilities constituting Indebtedness, capitalized lease obligations, mortgage financings or purchase money financings, and unsecured Indebtedness represented by private placements or public debt issuances, in each case incurred for the purpose of financing the acquisition of businesses and assets for use in the businesses of the Borrower and its Subsidiaries, in an aggregate amount outstanding at any time not to exceed $200,000,000;
     (g) Indebtedness of any person which becomes a Subsidiary of the Borrower after the Closing Date; provided, that (A) such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and (B) the aggregate principal amount of all such Indebtedness shall not exceed $40,000,000 outstanding at any time; or
     (h) other unsecured Indebtedness in an aggregate principal amount not to exceed $15,000,000 at any time outstanding.
     Section 7.2. Negative Pledge. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except for Permitted Liens.
     Section 7.3. Fundamental Changes.
     (a) The Borrower will not, and will not permit any Significant Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Significant Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Borrower or any Significant Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (ii) any Significant Subsidiary may merge into another Subsidiary; provided, that if any party to such merger is a Loan Party, the surviving Person shall be a Loan Party, (iii) any Significant Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Loan Party, (iv) any Significant Subsidiary (other than a Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4, (v) subject to Section 2.13, sales and other disposition of property that the Borrower or its Subsidiaries reasonably determine is obsolete and no longer useful in the ordinary course of its business and (vi) so long as no Default or Event of Default exists or would result therefrom, the Borrower or any Significant Subsidiary may sell, transfer, lease or otherwise dispose of Grasso Corporation, Grasso Production Management, Inc., Medic Systems, Inc. or Turbo Engines, Inc. or all or substantially all of their respective assets; provided, that the consideration received for any such sale of assets or stock shall be in an amount at least equal to the fair market value thereof as determined by Borrower’s board of directors.
     (b) The Borrower will not, and will not permit any of its Subsidiaries to, engage in any type of business other than the helicopter services and production management businesses conducted by the Borrower or its Subsidiaries as of August 2, 2006 and businesses reasonably related thereto.
     Section 7.4. Loans and Other Investments, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any Capital Stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment (other than Permitted Investments) in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:
     (a) Borrower may Guarantee unfunded pension obligations of the Borrower’s Subsidiaries with respect to Plans in existence on the Closing Date;
     (b) Borrower and its Subsidiaries may make and permit to exist Investments in Borrower and the Guarantors;
     (c) Investments set forth on Schedule 7.4 and existing on the Closing Date in an aggregate amount equal to the amount outstanding on the Closing Date as shown on such Schedule 7.4; and
     (d) Borrower and its Subsidiaries may make and permit to exist additional Investments in any other Person (“Additional Permitted Investments”) in an aggregate amount up to 5% of its Consolidated Net Tangible Assets (measured at the time of the Investment) and, so long as the Borrower and the Guarantors are in compliance with the Collateral Asset Value Ratio, other Additional Permitted Investments in excess of 5% of its Consolidated Net Tangible Assets.

In connection with any Investment allowed in clause (d) above in excess of $25,000,000, prior to making any such Investment, the Borrower shall provide the Administrative Agent a certificate demonstrating continued compliance, on a pro forma basis, with the Collateral Asset Value to Senior Secured Debt ratio required by Section 6.4 immediately after giving effect to such Investment and related transactions.
     Section 7.5. Restricted Payments. The Borrower will not, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of Capital Stock or Indebtedness subordinated to the Obligations of the Borrower or any Guarantee thereof or any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), other than (i) dividends and other distributions paid in kind or in capital stock, (ii) payments on Permitted Subordinated Debt to the extent permitted under the subordination terms of such Indebtedness approved by the Lenders, (iii) the cashless exercise of options, warrants, conversion and other rights or tax withholding with respect to the exercise of stock awards, (iv) severance, settlement or similar payments made to former employees in an aggregate amount not to exceed $5,000,000 in any Fiscal Year, and (v) so long as no Event of Default has occurred and is continuing, dividends paid in respect of Capital Stock that is neither common stock nor Disqualified Stock in an amount not to exceed $15,000,000 during any Fiscal Year, and (vi) other dividends in respect of the Borrower’s Capital Stock in an amount not to exceed $5,000,000 in any Fiscal Year.
     Section 7.6. Sale of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s common stock to any Person other than the Borrower or a Loan Party (or to qualify directors if required by applicable law), other than sale-lease back transactions permitted by this Agreement, Designated Asset Sales, sales of inventory in the ordinary course of business, and sales and other transactions permitted pursuant to Section 7.3 above.
     Section 7.7. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than Wholly-Owned Subsidiaries), except (a) in the ordinary course of business at prices and on terms and conditions, taken as a whole, not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any other Loan Party not involving any other Affiliates and (c) any Restricted Payment permitted by Section 7.5.
     Section 7.8. Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any consensual agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, in favor of the Collateral Agent to secure all or any portion of the Secured Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement, any other Loan Document, the Letter of Credit Facility or the Indenture and renewals, refinancing and rearrangement thereof is similar in scope, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or the assets that are sold and such sale is permitted hereunder, (iii) the foregoing shall not apply to customary restrictions and conditions contained joint venture agreements and similar agreements that reflect the transfer of interests in or assets of the joint venture, (iv) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness; provided that the foregoing shall not prohibit financial incurrence, maintenance and similar covenants that indirectly have the practical effect of prohibiting or restricting the ability of a Subsidiary to make such payments or provisions that require that a certain amount of capital be maintained, or prohibit the return of capital to shareholders above certain dollar limits; and (v) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof.
     Section 7.9. Hedging Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions not for speculative purposes entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its obligations or operations.
     Section 7.10. Amendment to Material Documents. The Borrower will not amend, modify or waive any of its rights under (a) its certificate of incorporation, bylaws or other organizational documents in a manner materially adverse to the interests of the Lenders, or (b) the Indenture or agreements governing the terms of Permitted Subordinated Debt, that would increase the interest rate thereof, shorten the average life to maturity, impose additional covenants, or otherwise be materially adverse to the interests of the Borrower or the Lenders thereunder.
     Section 7.11. Accounting Changes. The Borrower will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change the Fiscal Year of the Borrower or of any of its Subsidiaries, except to change the Fiscal Year end to December 31.
ARTICLE VIII
EVENTS OF DEFAULT
     Section 8.1. Events of Default. If any of the following events (each an “Event of Default”) shall occur:

     (a) the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or
     (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or
     (c) any representation, warranty or statement made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) shall prove to be incorrect in any material respect when made or deemed made or submitted; or
     (d) the Borrower shall fail to observe or perform any financial covenant, negative covenant (other than the Collateral Asset Value Ratio limitation in Section 6.4) or the Borrower’s covenant to maintain its existence; or
     (e) any breach of the Collateral Asset Value ratio in Section 6.4 where the Borrower fails, within (i) 60 days if the Collateral Asset Value ratio is greater than 1.1:1.0, or (ii) 45 days if the Collateral Asset Value ratio is less than 1.1:1.0, but greater than 1.0:1.0, to (x) make the necessary reduction in the aggregate amount of Senior Secured Debt outstanding in order to cure non-compliance with such Collateral Asset Value ratio or (y) grant a first priority security interest (subject to Liens set forth in paragraphs (i), (iii), (v), paragraphs (viii) through (xiii), and paragraph (xv) of the definition of “Permitted Liens”) in unencumbered aircraft having a book value equal to or exceeding such amount as would be required in order to cure non-compliance with such Collateral Asset Value ratio; or
     (f) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) (d) and (e) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any Responsible Officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent; or
     (g) the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to make payments when due on any Indebtedness (other than Non-Recourse Debt to the extent such Indebtedness is permitted under the terms hereunder) which individually or in the aggregate the principal amount thereof exceeds $10,000,000, or breach of any covenant contained in any agreement relating to such Indebtedness causing or permitting the acceleration of such Indebtedness after the giving of notice and the expiration of any applicable grace period; or
     (h) the Borrower or any Guarantor shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 8.1(h), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any board action for the purpose of effecting any of the foregoing; or
     (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Guarantor or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Guarantor or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
     (j) the Borrower or any Guarantor shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
     (k) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $10,000,000; or
     (l) any final judgment or order for the payment of money in excess of $10,000,000 or in the case of any final judgments, orders, fines, penalties, awards or similar impositions for the payment of money levied in connection with the Disclosed Items, $20,000,000 (but excluding any portion thereof that is subject to insurance coverage within applicable policy limits and where the insurer has not denied or contested coverage), which judgments, orders, fines, penalties, awards or impositions remain in effect for 30 days without being satisfied, discharged, stayed, deferred, or vacated; or
     (m) a Change in Control shall occur or exist; or
     (n) any Subsidiary Guaranty Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to contest or terminate its payment obligations under the Subsidiary Guaranty Agreement other than as permitted by the Loan Documents;
     (o) any Lien purported to be created under any Security Document shall fail or cease to be a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of (i) the Collateral Agent’s failure to take any action reasonably requested by Borrower in order to maintain a valid and perfected Lien on any Collateral (ii) any action taken by the Collateral Agent to release any Lien on any Collateral or (iii) as permitted in connection with the Loan Documents; or
     (p) an Event of Default shall occur and be continuing under any Loan Document (other than this Agreement) or the Letter of Credit Facility;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 8.1) and at any time thereafter during the continuance of such event, the Administrative Agent or Collateral Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (h) or (i) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
     Section 8.2. Application of Proceeds from Collateral. All proceeds from each sale of, or other realization upon, all or any part of the Collateral by the Collateral Agent, the Administrative Agent or any of the Lenders after an Event of Default arises shall be applied in the manner set forth in the Collateral Agency Agreement.
ARTICLE IX
THE ADMINISTRATIVE AGENT
     Section 9.1. Appointment of Administrative Agent.
     (a) Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of their duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of their duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     (b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided, that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article, included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.
     Section 9.2. Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.
     Section 9.3. Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

     Section 9.4. Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.
     Section 9.5. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
     Section 9.6. The Administrative Agent in its Individual Capacity. The Person serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Person acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.
     Section 9.7. Successor Administrative Agent.
     (a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.
     (b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative

Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.
     Section 9.8. Authorization to Execute other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.
     Section 9.9. Documentation Agent; Syndication Agent. Each Lender agrees that neither the Documentation Agent nor the Syndication Agent shall have any duties or obligations under any Loan Documents to any Lender or any Loan Party.
ARTICLE X
MISCELLANEOUS
     Section 10.1. Notices.
          (a) Written Notices.
     (i) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	Bristow Group Inc.
2000 W. Sam Houston Parkway S.
Suite 1700
Houston, Texas 77042
Attention: Mr. Perry L. Elders

To the Administrative Agent
or Swingline Lender:	SunTrust Bank
303 Peachtree Street, N. E.
Atlanta, Georgia 30308
Attention: Mr. Joe McCreery

Telecopy Number: (404) 827-6270

With a copy to:	SunTrust Bank
Agency Services
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attention: Ms. Doris Folsum
Telecopy Number: (404) 658-4906

and

King & Spalding LLP
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309
Attention: Mr. Albert H. Conrad
Telecopy Number: (404) 572-5128

To the Issuing Bank:	SunTrust Bank
25 Park Place, N. E./Mail Code 3706
Atlanta, Georgia 30303
Attention: John Conley
Telecopy Number: (404) 588-8129

To the Swingline Lender:	SunTrust Bank
Agency Services
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Ms. Dorris Folsom
Telecopy Number: (404) 658-4906

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance Agreement executed by such Lender
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section 10.1.
     (ii) Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reasonable reliance in good faith upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.
          (b) Electronic Communications.
     (i) Notices and other communications to the Administrative Agent, to the Lenders, the Swingline Lender and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to the Administrative Agent, any Lender, the Swingline Lender or the Issuing Bank pursuant to Article 2 unless such Lender, the Swingline Lender, the Issuing Bank, as applicable, and the Administrative Agent have agreed to receive notices under such Section by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     (ii) Unless the Administrative Agent and Borrower otherwise prescribe, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     Section 10.2. Waiver; Amendments.
     (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender (including the Swingline Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender or the Issuing Bank, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
     (b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any scheduled payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.22(c) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.2(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender, (vi) release any Guarantor or limit the liability of any such Guarantor under the Subsidiary Guaranty Agreement or any other guaranty agreement or other Loan Documents, without the written consent of each Lender, except in connection with the sale or other disposition of such Guarantor or as expressly permitted in this Agreement or other Loan Documents, and (vii) release all or substantially all collateral securing any of the Obligations or agree to subordinate any Lien in such collateral to any other creditor of the Borrower or any Subsidiary other than in accordance with the terms of the Loan Documents, without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person. Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.3), and such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.
     Section 10.3. Expenses; Indemnification.
     (a) The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent, and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Collateral Agent and their Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel) incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 10.3, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     The Borrower shall indemnify the Administrative Agent and the Collateral Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable allocated fees and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party or Related Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit (including without limitation any Extended Claim Letter of Credit) or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Extended Claim Guarantee, (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or Related Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. The Borrower, upon demand by the Administrative Agent, or a Lender or Issuing Bank at any time, shall reimburse such Administrative Agent or such Lender or Issuing Bank for any such reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing, except if the same is excluded from indemnification pursuant to the provisions of the preceding sentence. Each Indemnitee agrees to contest any indemnified claim if requested by the Borrower, in a manner reasonably directed by the Borrower, with counsel selected by the Indemnitee and approved by the Borrower, which approval shall not be unreasonably withheld or delayed. Any Indemnitee that proposes or intends to settle or compromise any such indemnified claim shall give the Borrower written notice of the terms of such settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain the Borrower’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed; provided that the Indemnitee shall not be restricted from settling or compromising any such claim if the Indemnitee waives its right to indemnity from the Borrower in respect of such claim and such settlement or compromise does not materially increase the Borrower’s liability pursuant to this Section 10.3 to any related party of such Indemnitee.
     (b) The Borrower shall pay, and hold the Administrative Agent, the Collateral Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent, the Collateral Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.
     (c) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
     (d) To the extent permitted by applicable law, no party to this Agreement or Indemnitee shall assert, and each hereby waives, any claim against any such other Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.
     (e) All amounts due under this Section 10.3 shall be payable within ten (10) business days after written demand therefor.

     Section 10.4. Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (e) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; provided, that such Lender shall simultaneously assign its entire LCF Commitment in connection therewith; and
     (B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, Revolving Credit Exposure or the Commitment assigned, provided, that, such Lender shall assign such portion of its rights and obligations with respect to its Commitment and its LCF Commitment on a pro rata basis.
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender with a Commitment; and
     (C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Commitments.
     (iv) Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.21 if such assignee is a Foreign Lender.
     (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such

Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent ten (10) Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower, unless the Borrower gives written notice to the assigning Lender prior to such tenth (10th) Business Day that the Borrower objects to such assignment.
     (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, Administrative Agent shall serve as Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”
     (d) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, Issuing Bank and Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     (e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.22(c) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement without the written consent of each Lender except to the extent such release is expressly provided under the terms of the Guaranty Agreement or the other Loan Documents; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to paragraph (f) of this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20, and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.22 as though it were a Lender.
     (f) A Participant shall not be entitled to receive any greater payment under Section 2.19, Section 2.21 and Section 2.27 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.21 unless the Borrower is notified of the participation sold to such Participant and Borrower agrees and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.21(e) as though it were a Lender.
     (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     Section 10.5. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.
     (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF NEW YORK.
     (b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES

THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING DESCRIBED IN PARAGRAPH (B) OF THIS SECTION 10.5 AND BROUGHT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 10.5. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.1. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
     Section 10.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 10.7. Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender or Issuing Bank.
     Section 10.8. Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.
     Section 10.9. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.19, 2.20, 2.21, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.
     Section 10.10. Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and

the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 10.11. Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender agrees to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Borrower or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender, including without limitation accountants, legal counsel and other advisors solely for purposes of evaluating such information, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 10.11, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (ix) subject to provisions substantially similar to this Section 10.11, to any actual or prospective assignee or Participant, or (vi) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.
     Section 10.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.
     Section 10.13. Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.
     Section 10.14. Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.
     Section 10.15. Officer’s Certificates. It is not intended that any certificate of any officer or director of the Borrower delivered to the Administrative Agent or any Lender pursuant to this Agreement shall give rise to any personal liability on the part of such officer or director.
     Section 10.16. Effect of Inclusion of Exceptions. It is not intended that the specification of any exception to any covenant herein shall imply that the excepted matter would, but for such exception, be prohibited or required.
(remainder of page left intentionally blank)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BRISTOW GROUP INC.

By

Name:
Title:

SUNTRUST BANK
as Administrative Agent, as Issuing Bank, as Swingline Lender and as a Lender

By

Name:
Title:
[SIGNATURE PAGE TO
REVOLVING CREDIT AGREEMENT]

JP MORGAN CHASE BANK, NATIONAL ASSOCIATION, as Syndication Agent and as a Lender

By

Name:
Title:
[SIGNATURE PAGE TO
REVOLVING CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION as a Documentation Agent and as a Lender

By

Name:
Title:
[SIGNATURE PAGE TO
REVOLVING CREDIT AGREEMENT]

WHITNEY NATIONAL BANK, as a Lender

By

Name:
Title:
[SIGNATURE PAGE TO
REVOLVING CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as a Lender

By

Name:
Title:
[SIGNATURE PAGE TO
REVOLVING CREDIT AGREEMENT]

Schedule I
APPLICABLE MARGIN AND APPLICABLE PERCENTAGE

Pricing Level	I	II	III	IV	V	VI
Rating Category	BBB or higher/Baa2 or higher	BBB-/Baa3	BB+/Ba1	BB/Ba2	BB-/Ba3	Lower than BB-/Ba3

Applicable Margin for Eurocurrency Rate Loans	0.500%	0.750%	1.00%	1.25%	1.75%	2.50%

Applicable Margin for Base Rate Loans	0.00%	0.00%	0.00%	0.00%	0.25%	1.00%

Applicable Margin for Letter of Credit Fees	0.500%	0.750%	1.00%	1.25%	1.75%	2.50%

Applicable Percentage for Commitment Fee	0.125%	0.15%	0.175%	0.20%	0.35%	0.50%

Schedule II
COMMITMENT AMOUNTS

Lender	Revolving Commitment Amount
SunTrust Bank	$24,000,000
JPMorgan Chase Bank	$20,000,000
Wells Fargo Bank	$20,000,000
Whitney National Bank	$20,000,000
Bank of America	$16,000,000

EXHIBIT A
FORM OF REVOLVING CREDIT NOTE

Revolving Commitment Amount
[U.S. $ ]	August 2, 2006
     FOR VALUE RECEIVED, the undersigned, BRISTOW GROUP INC., a Delaware corporation (the “Borrower”), hereby promises to pay to [name of Lender] (the “Lender”) or its registered assigns, at the office of SunTrust Bank (“SunTrust”) at 303 Peachtree St., N.E., Atlanta, Georgia 30308, on the Revolving Commitment Termination Date (as defined in the Revolving Credit Agreement, dated as of August 2, 2006, (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Lenders from time to time party thereto and SunTrust, as Administrative Agent for the Lenders), the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, in lawful money of the United States of America or in any applicable Alternate Currency as may be required by the Credit Agreement, in any case in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement. In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay costs of collection, including the reasonable attorneys’ fees of the Lender as provided in the Credit Agreement.
     Upon the occurrence of an Event of Default, the Borrower promises to pay interest, on demand, at a rate or rates provided in the Credit Agreement.
     All Borrowings evidenced by this Revolving Credit Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower to make the payments of principal and interest in accordance with the terms of this Revolving Credit Note and the Credit Agreement.
     This Revolving Credit Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. Capitalized terms used in this Revolving Credit Note and not otherwise defined herein shall have the respective meanings provided for such capitalized terms in the Credit Agreement.

     THIS REVOLVING CREDIT NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

BRISTOW GROUP INC.
By:
Name:
Title:

LOANS AND PAYMENTS

Unpaid
			Principal	Name of Person
	Amount and	Payments of	Balance of	Making
Date	Type of Loan	Principal	Note	Notation

EXHIBIT B
FORM OF SWINGLINE NOTE

Swingline Commitment Amount
U.S. $5,000,000	, 2006
     FOR VALUE RECEIVED, the undersigned, BRISTOW GROUP INC., a Delaware corporation (the “Borrower”), hereby promises to pay to SUNTRUST BANK (the “Swingline Lender”) or its registered assigns, at the office of SunTrust Bank (“SunTrust”) at 303 Peachtree St., N.E., Atlanta, Georgia 30308, on the Revolving Commitment Termination Date (as defined in the Revolving Credit Agreement dated as of August 2, 2006 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Lenders from time to time party thereto and SunTrust, as Administrative Agent for the Lenders), the aggregate unpaid principal amount of all Swingline Loans made by the Swingline Lender to the Borrower pursuant to the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement. In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay costs of collection, including the reasonable attorneys’ fees of the Swingline Lender as provided in the Credit Agreement.
     Upon the occurrence of an Event of Default, the Borrower promises to pay interest, on demand, at a rate or rates provided in the Credit Agreement.
     All Borrowings evidenced by this Swingline Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower to make the payments of principal and interest in accordance with the terms of this Swingline Note and the Credit Agreement.
     This Swingline Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. Capitalized terms used in this Swingline Note and not otherwise defined herein shall have the respective meanings provided for such capitalized terms in the Credit Agreement.
     THIS SWINGLINE NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

BRISTOW GROUP INC.
By:
Name:
Title:

LOANS AND PAYMENTS

Unpaid
			Principal	Name of Person
	Amount and	Payments of	Balance of	Making
Date	Type of Loan	Principal	Note	Notation

EXHIBIT C
FORM OF ASSIGNMENT AND ACCEPTANCE
[date to be supplied]
     Reference is made to the Revolving Credit Agreement dated as of ___, 2006 (as amended and in effect on the date hereof, the “Credit Agreement”), among Bristow Group Inc., a Delaware corporation, the Lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent for such lenders. Terms defined in the Credit Agreement are used herein with the same meanings.
     The [name of assignor] (the “Assignor”) hereby sells and assigns, without recourse, to [name of assignee] (the “Assignee”), and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Revolving Commitment of the Assignor on the Assignment Date and Revolving Loans owing to the Assignor which are outstanding on the Assignment Date, together with the participations in the LC Exposure and the Swingline Exposure of the Assignor on the Assignment Date [, but excluding accrued interest and fees to and excluding the Assignment Date]. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.
     This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.21(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The Assignee shall pay the fee payable to the Administrative Agent pursuant to Section 10.4(b) of the Credit Agreement.
     The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     Choose in the alternative [Alternative A: From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.] [Alternative B: From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.]
     This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Assignment Date:
Legal Name of Assignor:
Legal Name of Assignee:
Assignee’s Address for Notices:
Effective Date of Assignment:
(“Effective Date”):

Percentage Assigned of
Revolving Commitment (set
forth, to at least 8 decimals, as
a percentage of the aggregate
Revolving Commitments of all
Lenders thereunder)
	Principal Amount	including participations in LC
Facility	Assigned	Exposure Swingline Exposure
Revolving Loans:	$	%
The terms set forth above are hereby agreed to:

[Name of Assignor], as Assignor
By:
Name:
Title:

[Name of Assignee], as Assignee
By:
Name:
Title:

     The undersigned hereby consent to the within assignment1:

Bristow Group Inc.		SunTrust Bank, as Administrative Agent:

By:		By:

	Name:		Name:
	Title:		Title:

SunTrust Bank, as Issuing Bank:

By:

Name:
Title:

[1]	Consents to be included to the extent required by Section 10.4(b) of the Credit Agreement.

EXHIBIT D
FORM OF SUBSIDIARY GUARANTY AGREEMENT
     THIS SUBSIDIARY GUARANTY AGREEMENT (the “Agreement”), dated as of ___ __, 2006, by and among BRISTOW GROUP INC., a Delaware corporation (the “Borrower”), each of the subsidiaries of the Borrower listed on Schedule I hereto and each other subsidiary of the Borrower hereafter a party hereto (each such subsidiary individually, a “Guarantor” and collectively, the “Guarantors”), and SUNTRUST BANK, a Georgia banking corporation, as collateral agent (in such capacity, the “Collateral Agent”) on its behalf and on behalf of (a) each of the banks and other lending institutions (collectively, the “Lenders”) from time to time party to the Revolving Credit Agreement, dated as of the date hereof, by and among Borrower, the Lenders, and SunTrust Bank, as Administrative Agent (the “Administrative Agent”), the issuing bank (the “Issuing Bank”) and the Swingline lender (the “Swingline Lender”) (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) and (b) JPMorgan Chase Bank, N.A., as the letter of credit issuing bank (the “LCF Issuing Bank”), and the other banks and lending institutions (collectively, the “LCF Lenders”) from time to time party to the Letter of Credit Facility Agreement, dated as of the date hereof, among Borrower , the LCF Issuing Bank, the LCF Lenders, and SunTrust Bank, as Administrative Agent (the “LCF Administrative Agent”) (as amended, restated, supplemented or otherwise modified, the “Letter of Credit Facility”). Capitalized terms defined in the Credit Agreement or the Letter of Credit Facility and not otherwise defined herein, when used in this Agreement, shall have the respective meanings provided for in the Credit Agreement or the Letter of Credit Facility, as the case may be.
W I T N E S S E T H:
     WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to establish a revolving credit facility in favor of the Borrower;
     WHEREAS, pursuant to the Letter of Credit Facility, the LCF Lenders have agreed to provide a letter of credit facility in favor of the Borrower;
     WHEREAS, each of the Guarantors is a direct or indirect Subsidiary of the Borrower and will derive substantial benefit from (i) the making of Loans by the Lenders and the issuance of Letters of Credit by the Issuing Bank pursuant to the Credit Agreement, and (ii) the issuance of LCF Letters of Credit by the LCF Issuing Bank pursuant to the Letter of Credit Facility; and
     WHEREAS, it is a condition precedent to the obligations of (a) the Administrative Agent, the Issuing Bank, the Swingline Lender, and the Lenders under the Credit Agreement and (b) the LCF Administrative Agent, the LCF Issuing Bank and the LCF Lenders under the Letter of Credit Facility that each Guarantor execute and deliver to the Collateral Agent a Subsidiary Guaranty Agreement in the form hereof, and each Guarantor wishes to fulfill said condition precedent; and

     NOW, THEREFORE, in order to induce (a) the Lenders to extend the Loans and the Issuing Bank to issue Letters of Credit and to make the financial accommodations as provided for in the Credit Agreement, (b) the LCF Issuing Bank to issue LCF Letters of Credit as provided for in the Letter of Credit Facility, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. Guarantee. Subject to Section 12 and 23, each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, (i) the due and punctual payment of (A) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (B) each payment required to be made by the Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursements or disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, (C) each payment required to be made by the Borrower under the Letter of Credit Facility in respect of any LCF Letter of Credit, when and as due, including payments in respect of reimbursement or disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, and (D) all other Obligations (as such term is defined in the Credit Agreement and Letter of Credit Facility) and other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties to the Collateral Agent, Administrative Agent, Issuing Bank, Swingline Lender, and the Lenders under the Credit Agreement and the other Loan Documents, and the LCF Issuing Bank, Collateral Agent, LCF Administrative Agent, and LCF Lenders under the Letter of Credit Facility and the LCF Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Loan Parties under or pursuant to the Credit Agreement and the other Loan Documents and the Letter of Credit Facility and the other LCF Documents; and (iii) the due and punctual payment and performance of all obligations of the Borrower, monetary or otherwise, arising under any Hedging Transactions (the Collateral Agent, the Administrative Agent, the Issuing Bank, the Swingline Lender, the Lenders, the LCF Issuing Bank, the LCF Administrative Agent, and the LCF Lenders, collectively, the “Secured Parties” and each individually a “Secured Party”) (all the monetary and other obligations referred to in the preceding clauses (i) through (iii) being collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be increased, extended, renewed, or otherwise modified, in whole or in part, without notice to or further assent from such Guarantor, and that such Guarantor will remain bound upon its guarantee notwithstanding any increase, extension, renewal or other modification of any Guaranteed Obligations. Each payment made as provided in this Section 1 shall be paid in lawful money of the United States of America or in any Alternate Currency, as the case may be, as the same is required by the terms of the respective Loan Documents, LCF Documents, Hedging Documents (as defined below), or other documents giving rise to the Guaranteed Obligations (in any such case, the “Obligation Currency”). The obligations of the Guarantors pursuant to this Section 1 are subject to the provisions of Section 12 and 23 below.
     Section 2. Obligations Not Waived. To the fullest extent permitted by applicable law, each Guarantor waives presentment or protest to, demand of or payment from the other Loan Parties of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against the Borrower or any other Guarantor under the provisions of the Credit Agreement or any other Loan Document, or the Letter of Credit Facility or any other LCF Document, or otherwise, (ii) the failure of any Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against the Borrower or any other Guarantor under the provisions or any instruments, agreements or documents executed in connection with any Hedging Transaction (each such document, a “Hedging Document”), (iii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Loan Document or LCF Document, any Hedging Document, or any other guarantee, including with respect to any other Guarantor under this Agreement, or (iv) the failure to perfect any Security Interest in, or the release of, any of the security held by or on behalf of the Collateral Agent or any Secured Party.
     Section 3. Guarantee of Payment. Each Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any Secured Party to any of the security held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Collateral Agent or any Secured Party in favor of the Borrower, any Guarantor or any other Person. Any and all payments by each Guarantor hereunder shall be made in the Obligation Currency free and clear of, and without deduction for, any set-off, counterclaim, or withholding so that, in each case, each Secured Party will receive, after giving effect to any Taxes (but excluding any Excluded Taxes) the full amount, in the Obligation Currency, that it would otherwise be entitled to receive with respect to the Guaranteed Obligations (but without duplication of amounts for Taxes already included in the Guaranteed Obligations).
     Section 4. No Discharge or Diminishment of Guarantee. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible performance or payment in full in cash of the Guaranteed Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Guaranteed Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Collateral Agent or any Secured Party to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document, the Letter of Credit Facility, any other LCF Document, any Hedging Document or any other guarantee, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or omission that may or might in any manner or to the extent vary the risk of any Guarantor or that would otherwise operate as a discharge of each Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).
     Section 5. Defenses of Borrower Waived. To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any Loan Party or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Loan Party, other than the final and indefeasible performance or payment in full in cash of the Guaranteed Obligations. The Collateral Agent and the Secured Parties may, at their election and in accordance with the Loan Documents, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any other Loan Party or any other guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been fully, finally and indefeasibly paid in cash. Pursuant to applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Guarantor or guarantor, as the case may be, or any security.
     Section 6. Subordination. Upon payment by any Guarantor of any sums to the Collateral Agent, all rights of such Guarantor against any Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Guaranteed Obligations. In addition, any Indebtedness of any Loan Party now or hereafter held by any Guarantor is hereby subordinated effective upon the occurrence and during the continuation of an Event of Default in right of payment to the prior payment in full in cash of the Guaranteed Obligations. If any amount shall erroneously be paid to any Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such Indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Collateral Agent and the Secured Parties and shall forthwith be paid to the Collateral Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents and the LCF Documents, as the case may be.
     Section 7. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of other Loan Parties’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed

Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Collateral Agent or the Secured Parties will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.
     Section 8. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6), the Borrower agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold to satisfy a claim of any Secured Party under this Agreement, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.
     Section 9. Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 6) that, in the event a payment shall be made by any other Guarantor under this Agreement or assets of any other Guarantor shall be sold to satisfy a claim of any Secured Party and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided in Section 8, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 21, the date of the Supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 9 shall be subrogated to the rights of such Claiming Guarantor under Section 8 to the extent of such payment.
     Section 10. Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors to exercise its rights under Section 8 and Section 9 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Guaranteed Obligations. Subject to Section 12 and 23, no failure on the part of the Borrower or any Guarantor to make the payments required under applicable law or otherwise shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.
     Section 11. Representations and Warranties. Each Guarantor represents and warrants as to itself that all representations and warranties relating to it (as a Subsidiary of the Borrower) contained in the Credit Agreement and the Letter of Credit Facility are true and correct.

     Section 12. Termination.
     (a) The guarantees made hereunder shall terminate, and Collateral Agent shall release any Lien respecting the Collateral for the benefit of Collateral Agent, any of the Lenders, Administrative Agent, Issuing Bank, Swingline Lender, LCF Issuing Bank, or any of the LCF Lenders, when all the Guaranteed Obligations (other than those Guaranteed Obligations relating to the Hedging Obligations) have been performed or paid in full in cash and (i) the Lenders have no further commitments under the Credit Agreement, the LC Exposure has been reduced to zero, and the Issuing Bank has no further obligation to issue Letters of Credit under the Credit Agreement, and (ii) the LCF Lenders have no further commitments under the Letter of Credit Facility, the LCF LC Exposure has been reduced to zero, and the LCF Issuing Bank has no further obligation to issue LCF Letters of Credit under the Letter of Credit Facility; provided, that the guarantees made hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Lender or LCF Lender or any Guarantor upon the bankruptcy or reorganization of the Borrower, any Guarantor or otherwise.
     (b) Collateral Agent hereby agrees to release any Lien for the benefit of Collateral Agent, any of the Lenders, Administrative Agent, Issuing Bank, Swingline Lender, LCF Issuing Bank, or any of the LCF Lenders, against any part of the Collateral sold or disposed of by a Loan Party if such sale or disposition is permitted by this Agreement, the Credit Agreement, or the Letter of Credit Facility (or permitted pursuant to a waiver, amendment, modification of or consent to a transaction otherwise prohibited by any of such agreements) or if such Collateral is or becomes Excluded Property (as defined in the Security Agreement) and such release shall occur without any further action.
     (c) In the event of a dissolution, sale or other disposition (including by way of merger or consolidation) of all or substantially all of the assets or all of the Capital Stock of any Guarantor, if such sale or disposition is permitted by this Agreement, the Credit Agreement, or the Letter of Credit Facility (or permitted pursuant to a waiver, amendment, modification of or consent to a transaction otherwise prohibited by any of such agreements), then such Guarantor shall be released and relieved of any obligations under this Agreement without any further action. Upon delivery by the Borrower to Collateral Agent of an officers’ certificate to the effect of the foregoing, Collateral Agent shall execute any documents reasonably required in order to evidence the release of such Guarantor from its obligations hereunder. Any Guarantor not released from its obligations hereunder shall remain liable for the full amount of the Guaranteed Obligations, subject to Section 23.
     (d) In connection with the foregoing, the Collateral Agent shall promptly execute and file in the appropriate location and deliver to each such Guarantor or Guarantor’s designee such termination and full or partial release statements or confirmations thereof, as applicable, and do such other things as are necessary to release the liens and/or guarantees to be released pursuant hereto promptly upon the effectiveness of any such release. The Collateral Agent authorizes the Borrower and any Guarantor to execute and deliver and record in its name and stead any such releases or statements as may be necessary to evidence or confirm such release or discharge.

     Section 13. Binding Effect; Several Agreement; Assignments. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantors that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns. This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Collateral Agent, and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Guarantor and the Collateral Agent and their respective successors and assigns, and shall inure to the benefit of such Guarantor, the Collateral Agent and the Secured Parties, and their respective successors and assigns, except that no Guarantor shall have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void). If all of the capital stock of a Guarantor is sold, transferred or otherwise disposed of pursuant to a transaction permitted by the Credit Agreement and the Letter of Credit Facility, such Guarantor shall be released from its obligations under this Agreement without further action. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.
     Section 14. Waivers; Amendment.
     (a) No failure or delay of the Collateral Agent of any kind in exercising any power, right or remedy hereunder and no course of dealing between any Guarantor on the one hand and Collateral Agent or any holder of any Note on the other hand shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy hereunder, under any other Loan Document, any other LCF Document or any Hedging Document, or any abandonment or discontinuance of steps to enforce such a power, right or remedy, preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies of the Collateral Agent hereunder and of the Secured Parties under the other Loan Documents, the other LCF Documents and the Hedging Documents, as applicable, are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by subsection (b) below, and then such waiver and consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice in similar or other circumstances.
     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between each Guarantor with respect to which such waiver, amendment or modification relates and the Collateral Agent.
     Section 15. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 10.1 of the Credit Agreement. All communications and notices hereunder to each Guarantor shall be given to it at its address set forth on Schedule I attached hereto.
     Section 16. Severability. Any provision of this Agreement held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 17. Counterparts; Integration. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract (subject to Section 13), and shall become effective as provided in Section 13. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement. This Agreement constitutes the entire agreement among the parties hereto regarding the subject matters hereof and supersedes all prior agreements and understandings, oral or written, regarding such subject matter.
     Section 18. Rules of Interpretation. The rules of interpretation specified in Section 1.4 of the Credit Agreement shall be applicable to this Agreement.
     Section 19. Governing Law; Jurisdiction; Consent to Service of Process.
     (a) This Agreement shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York.
     (b) Each Guarantor and the Collateral Agent hereby irrevocably and unconditionally submit, for itself and its property, to the exclusive jurisdiction of the United States courts located within the Southern district in the State of New York, and of any state court of the State of New York located in New York, New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, any other Loan Document, any other LCF Document or any Hedging Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court. Each Guarantor and the Collateral Agent agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement against any Guarantor or its properties in the courts of any jurisdiction.
     (c) Each Guarantor and the Collateral Agent irrevocably and unconditionally waive any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Each Guarantor and the Collateral Agent irrevocably consent to the service of process in the manner provided for notices in Section 10.1 of the Credit Agreement. Nothing in this Agreement will affect the right of the Collateral Agent or any other Secured Party to serve process in any other manner permitted by law.
     Section 20. Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, ANY OTHER LCF DOCUMENT, OR ANY HEDGING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE HEDGING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 21. Additional Guarantors. Pursuant to the requirements of the Credit Agreement and Letter of Credit Facility, each Significant Subsidiary that is a Wholly Owned Domestic Subsidiary and was not a Guarantor on the date of this Agreement is required to enter into this Agreement as a Guarantor upon becoming a Significant Subsidiary. Upon execution and delivery after the date hereof by the Collateral Agent and such Significant Subsidiary of an instrument in the form of Annex 1, such Significant Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.
     Section 22. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Secured Party to or for the credit or the account of any Guarantor against any or all the Guaranteed Obligations of such Guarantor now or hereafter existing under this Agreement, the other Loan Documents, the other LCF Documents and the Hedging Documents held by such Secured Party, irrespective of whether or not such

Person shall have made any demand under this Agreement, any other Loan Document, any other LCF Document or any Hedging Document and although such Guaranteed Obligations may be unmatured. The rights of each Secured Party under this Section 22 are in addition to other rights and remedies (including other rights of setoff) that such Secured Party may have.
     Section 23. Maximum Obligations.
     (a) Notwithstanding anything to the contrary contained herein, it is the intent of each Guarantor and the Collateral Agent that each Guarantor’s maximum Guaranteed Obligations hereunder shall be, but not in excess of:
     (i) in a case or proceeding commenced by or against any Guarantor under the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq. (the “Bankruptcy Code”) on or within two years from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations to be avoidable or unenforceable against such Guarantor under (i) Section 548 of the Bankruptcy Code or (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or
     (ii) in a case or proceeding commenced by or against any Guarantor under the Bankruptcy Code subsequent to two years from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations to be avoidable or unenforceable against such Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or
     (iii) in a case or proceeding commenced by or against any Guarantor under any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar debtor relief laws), the maximum amount which would not otherwise cause the Guaranteed Obligations to be avoidable or unenforceable against such Guarantor under such law, statute or regulation including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.
     (b) The substantive laws under which the possible avoidance or unenforceability of the Guaranteed Obligations as may be determined in any case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”. To the extent set forth in Section 23(a)(i), (ii), and (iii), but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance or found unenforceable under the Avoidance Provisions, if any Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the Guaranteed Obligations, or if the Guaranteed Obligations would render such Guarantor insolvent, or leave such

Guarantor with an unreasonably small capital to conduct its business, or cause such Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions and after giving effect to the contribution by such Guarantor, the maximum Guaranteed Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranteed Obligations, as so reduced, to be subject to avoidance or unenforceability under the Avoidance Provisions.
     (c) This Section 23 is intended solely to preserve the rights of the Collateral Agent and the other Secured Parties hereunder to the maximum extent that would not cause the Guaranteed Obligations of such Guarantor to be subject to avoidance or unenforceability under the Avoidance Provisions, and neither the Guarantors nor any other Person shall have any right or claim under this Section 23 as against the Collateral Agent or any other Secured Parties that would not otherwise be available to such Person under the Avoidance Provisions.
     Section 24. Judgment Currency. Each Guarantor’s obligation hereunder to make payments in the Obligation Currency shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery actually results in the effective receipt by the Secured Parties of the full amount of the Obligation Currency expressed to be payable under this Agreement, the Credit Agreement or any other Loan Document, the Letter of Credit Facility or any other LCF Document, or any Hedging Document, as the case may be. If for the purpose of obtaining or enforcing judgment against any Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made in accordance with Section 2.27 of the Credit Agreement.
     Section 25. Automatic Acceleration in Certain Events. Upon the occurrence of an Event of Default as specified in Section 8.1(h) or 8.1(i) of the Credit Agreement, all Guaranteed Obligations shall automatically become immediately due and payable by the Guarantors, without notice or other action on the part of the Collateral Agent or any other Secured Parties, and regardless of whether payment of the Guaranteed Obligations by the Borrower has then been accelerated. In addition, if any event of the types described in Section 8.1(h) or 8.1(i) of the Credit Agreement should occur with respect to any Guarantor, then the Guaranteed Obligations shall automatically become immediately due and payable by such Guarantor, without notice or other action on the part of the Collateral Agent or any other Secured Parties, and regardless of whether payment of the Guaranteed Obligations by the Borrower has then been accelerated.
[Signatures Follow]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BRISTOW GROUP INC.
By:
Name:
Title:

AIR LOGISTICS, L.L.C.
By:
Name:
Title:

AIR LOGISTICS OF ALASKA, INC.
By:
Name:
Title:

GRASSO CORPORATION
By:
Name:
Title:

GRASSO PRODUCTION MANAGEMENT, INC.
By:
Name:
Title:

[SIGNATURE PAGE TO SUBSIDIARY GUARANTY AGREEMENT]

MEDIC SYSTEMS, INC.
By:
Name:
Title:

AIRLOG INTERNATIONAL, LTD.
By:
Name:
Title:

SUNTRUST BANK, as Collateral Agent

By:
Name:
Title:
[SIGNATURE PAGE TO SUBSIDIARY GUARANTY AGREEMENT]

SCHEDULE I TO THE
SUBSIDIARY GUARANTY AGREEMENT

Guarantor(s)	Address

ANNEX 1
to
SUBSIDIARY GUARANTY AGREEMENT
     SUPPLEMENT NO. ___, dated as of                     , to the Subsidiary Guaranty Agreement, dated as of                     , 2006 (the “Guaranty Agreement”), among BRISTOW GROUP, INC., a Delaware corporation (the “Borrower”), each of the subsidiaries of the Borrower listed on Schedule I thereto and each other subsidiary of the Borrower hereafter a party hereto (each such subsidiary individually, a “Guarantor” and collectively, the “Guarantors”), and SUNTRUST BANK, a Georgia banking corporation, as collateral agent (in such capacity, the “Collateral Agent”) on its behalf and on behalf of (a) each of the banks and other lending institutions (collectively, the “Lenders”) from time to time party to the Revolving Credit Agreement, dated as of the date hereof, by and among Borrower, the Lenders, and SunTrust Bank, as Administrative Agent (the “Administrative Agent”), issuing bank (the “Issuing Bank”) and swingline lender (the “Swingline Lender”) (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) and (b) JPMorgan Chase Bank, National Association, as the letter of credit issuing bank (the “LCF Issuing Bank”), and the other banks and lending institutions (collectively, the “LCF Lenders”) from time to time party to the Letter of Credit Facility Agreement, dated as of the date hereof, among Borrower, the LCF Issuing Bank, the LCF Lenders, and SunTrust Bank, as Administrative Agent (the “LCF Administrative Agent”) (as amended, restated, supplemented or otherwise modified, the “Letter of Credit Facility”).
     Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty Agreement, the Credit Agreement and the Letter of Credit Facility, as the case may be.
     The Guarantors have entered into the Guaranty Agreement in order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit under the Credit Agreement and to induce the LCF Issuing Bank and the LCF Lenders to provide a letter of credit facility to the Borrower. Pursuant to the Credit Agreement and the Letter of Credit Facility, each Significant Subsidiary that was not a Significant Subsidiary or not a Guarantor on the date of the Guaranty Agreement is required to enter into the Guaranty Agreement as a Guarantor upon becoming a Significant Subsidiary. Section 21 of the Guaranty Agreement provides that additional Significant Subsidiaries of the Borrower may become Guarantors under the Guaranty Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Significant Subsidiary of the Borrower (the “New Guarantor”) is executing this Supplement in accordance with the provisions of the Guaranty Agreement to become a Guarantor under the Guaranty Agreement in order to induce the Lenders to make additional Loans and the Issuing Bank to issue additional Letters of Credit under the Credit Agreement and to induce the LCF Issuing Bank and LCF Lenders to provide a letter of credit facility to the Borrower, and as consideration for Loans previously made and Letters of Credit and LCF Letters of Credit previously issued.
     Accordingly, the Collateral Agent and the New Guarantor agree as follows:

     Joinder. In accordance with Section 21 of the Guaranty Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guaranty Agreement with the same force and effect as if originally named therein as a Guarantor, and the New Guarantor hereby (i) agrees to all the terms and provisions of the Guaranty Agreement applicable to it as Guarantor thereunder and (ii) represents and warrants that the representations and warranties made with respect to it in the Loan Documents and the LCF Documents are true and correct on and as of the date hereof. Each reference to a Guarantor in the Guaranty Agreement shall be deemed to include the New Guarantor. The Guaranty Agreement is hereby incorporated herein by reference.
     Representations and Warranties. The New Guarantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and that each of this Supplement and the Guaranty Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
     Binding Effect. This Supplement shall become effective when it shall have been executed by the New Guarantor and thereafter shall be binding upon the New Guarantor and shall inure to the benefit of the Collateral Agent and the Secured Parties. Upon the effectiveness of this Supplement, this Supplement shall be deemed to be a part of and shall be subject to all the terms and conditions of the Guaranty Agreement. The New Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.
     Governing Law. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF NEW YORK.
     Execution in Counterparts. This Supplement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     Notices to New Guarantor. All communications and notices hereunder shall be in writing and given as provided in Section 15 of the Guaranty Agreement. All communications and notices hereunder to the New Guarantor shall be given to it at the address set forth under its signature below, with a copy to the Borrower.
[Signatures Follow]

     IN WITNESS WHEREOF, the New Guarantor and the Collateral Agent have duly executed this Supplement to the Guaranty Agreement as of the day and year first above written.

[NAME OF NEW GUARANTOR]

By:

Name:
Title:
Address:

SUNTRUST BANK, as
Collateral Agent

By:

Name:
Title:
Schedule I

EXHIBIT 2.3
FORM OF NOTICE OF REVOLVING BORROWING
[Date]
SunTrust Bank,
  as Administrative Agent
  for the Lenders referred to below
303 Peachtree Street, N.E.
Atlanta, GA 30308
Ladies and Gentlemen:
     Reference is made to the Revolving Credit Agreement dated as of ______ ___, 2006 (as amended and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Revolving Borrowing, and the Borrower hereby requests a Revolving Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Revolving Borrowing requested hereby:
(A)	Currency[1] of Revolving Borrowing:

(B)	Aggregate principal amount of Revolving Borrowing[2]:

(C)	Date of Revolving Borrowing (which is a Business Day):

(D)	Interest Rate basis[3]:

(E)	Initial Interest Period[4]:

(F)	Location and number of Borrower’s account to which proceeds of Revolving Borrowing are to be disbursed:

[1]	U.S. Dollars or an Alternate Currency

[2]	Eurocurrency — Not less than $1,000,000 or a larger multiple of $1,000,000 Base Rate — Not less than $1,000,000 or a larger multiple of $100,000 subject to Sections 2.4, 2.14 or 2.23 (d)

[3]	Eurocurrency Rate Borrowing or Base Rate Borrowing (U.S. Dollar Revolving Loans only).

[4]	In the case of Eurocurrency Rate Borrowing only, which must comply with the definition of “Interest Period” and end not later than the Revolving Commitment Termination Date.
Exhibit 2.3-1

     The Borrower hereby represents and warrants that the conditions specified in paragraphs (a), (b) and (c) of Section 3.2 of the Credit Agreement are satisfied.

Very truly yours,

BRISTOW GROUP INC.

By:

Name:
Title:
Exhibit 2.3-2

EXHIBIT 2.4
FORM OF NOTICE OF SWINGLINE BORROWING
[Date]
SunTrust Bank,
  as Administrative Agent
  for the Lenders referred to below
303 Peachtree Street, N.E.
Atlanta, GA 30308
Ladies and Gentlemen:
     Reference is made to the Revolving Credit Agreement dated as of                      ___, 2006 (as amended and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the Lenders named therein, and SunTrust Bank, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Swingline Borrowing, and the Borrower hereby requests a Swingline Loan under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Swingline Loan requested hereby:
(A)	Principal amount of Swingline Loan[1]:

(B)	Date of Swingline Loan (which is a Business Day)

(C)	Location and number of Borrower’s account to which proceeds of Swingline Loan are to be disbursed:
     The Borrower hereby represents and warrants that the conditions specified in paragraphs (a), (b) and (c) of Section 3.2 of the Credit Agreement are satisfied.

Very truly yours,

BRISTOW GROUP INC.

By:

Name:
Title:

[1]	Not less than $100,000 and an integral multiple of $50,000.
Exhibit 2.4-1

EXHIBIT 2.8
FORM OF CONTINUATION/CONVERSION
[Date]
SunTrust Bank,
  as Administrative Agent
  for the Lenders referred to below
303 Peachtree Street, N.E.
Atlanta, GA 30308
Ladies and Gentlemen:
     Reference is made to the Revolving Credit Agreement dated as of ______ ___, 2006 (as amended and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the lenders named therein, and SunTrust Bank, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Continuation/Conversion and the Borrower hereby requests the conversion or continuation of a Revolving Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Revolving Borrowing to be converted or continued as requested hereby:
(A)	Revolving Borrowing (or portion(s) thereof) to which this request applies:

(B)	Principal amount of Revolving Borrowing to be converted/continued:

(C)	Effective date of continuation/conversion (which is a Business Day):

(D)	Interest rate basis of Revolving Borrowing: Choose either [Base Rate Borrowing] [Eurocurrency Rate Borrowing]

(E)	Interest Period[1]:

Very truly yours,

BRISTOW GROUP INC.

By:

Name:
Title:

[1]	Only if resulting Borrowing is to be a Eurocurrency Rate Borrowing.
Exhibit 2.8-1

EXHIBIT 3.1(b)(ix)
FORM OF SECRETARY’S CERTIFICATE OF [BRISTOW GROUP INC.]
     Reference is made to the Revolving Credit Agreement dated as of                     , 2006 (the “Credit Agreement”), among Bristow Group Inc. (the “Borrower”), the lenders named therein, and SunTrust Bank, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This certificate is being delivered by the undersigned Loan Party (the “Company”) pursuant to Section 3.(b)(ix) of the Credit Agreement.
     I,                                         , Secretary of the Loan Party, DO HEREBY CERTIFY that:
     (a) annexed hereto as Exhibit A is a true and correct copy of the [Certificate of Incorporation] of the Company, certified by the Secretary of State of the State of [Delaware] on [DATE], which has not been amended, restated, supplemented or otherwise modified and is in full force and effect on the date hereof;
     (b) annexed hereto as Exhibit B is a true and correct copy of the [Bylaws] of the Company as in effect on [Date]1 and at all times thereafter through the date hereof;
     (c) annexed hereto as Exhibit C is a true and correct copy of certain resolutions duly adopted by the [Board of Directors] of the Company at a meeting of said [Board of Directors] duly called and held on [date], which resolutions are the only resolutions adopted by the [Board of Directors] of the Company or any committee thereof relating to the Credit Agreement and the other Loan Documents to which the Company is a party and the transactions contemplated therein and have not been revoked, amended, supplemented or modified and are in full force and effect on the date hereof; and
     (d) each of the persons named below is and has been at all times since [date] a duly elected and qualified officer of the Company holding the respective office set forth opposite his or her name and the signature set forth opposite of each such person is his or her genuine signature:

Name	Title	Specimen Signature
[Include all officers who are signing the Credit Agreement or any other Loan Documents.]

[1]	This date should be prior to the date of the resolutions referred to in clause (d).
Exhibit 3.1(b)(ix)-1

     IN WITNESS WHEREOF, I have hereunto signed my name this ___day of                     , 2006.

Name
Secretary
     I,                     , [                    ] of the Company, do hereby certify that                      has been duly elected, is duly qualified and is the Secretary of the Company, that the signature set forth above is [his/her] genuine signature and that [he/she] has held such office at all times since [date].2

Name:
Title:

[2]	This certification should be included as part of the Secretary’s certificate and signed by one of the officers whose incumbency is certified pursuant to clause (e) above.
Exhibit 3.1(b)(ix)-2

EXHIBIT A
[Certificate of Incorporation]
Exhibit 3.1(b)(ix)-3

EXHIBIT 3.1(b)(xiii)
FORM OF OFFICER’S CERTIFICATE
     Reference is made to the Revolving Credit Agreement dated as of                     , 2006 (the “Credit Agreement”), among Bristow Group Inc. (the “Borrower”), the Lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This certificate is being delivered pursuant to Section 3.1(b)(xiii) of the Credit Agreement.
     I,                                         , [                    ] of the Borrower, DO HEREBY CERTIFY that:
     (a) the representations and warranties of the Borrower set forth in the Credit Agreement are true and correct on and as of the date hereof;
     (b) no Default or Event of Default has occurred and is continuing at the date hereof; and
     (c) since March 31, 2006, there has been no change which has had or could reasonably be expected to have a Material Adverse Effect.
     IN WITNESS WHEREOF, I have hereunto signed my name this ___day of                     , 2006.

Name:
Title:

EXHIBIT 5.1(c)
FORM OF COMPLIANCE CERTIFICATE

To:	SunTrust Bank, as Administrative Agent
303 Peachtree St., N.E.
Atlanta, GA 30308
Attention:
Ladies and Gentlemen:
     Reference is made to that certain Revolving Credit Agreement dated as of August ___, 2006 (as amended and in effect on the date hereof, the “Credit Agreement”), among Bristow Group Inc. (the “Borrower”), the Lenders named therein, and SunTrust Bank, as Administrative Agent. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.
     The undersigned being the duly elected and acting [chief financial officer] [treasurer] [controller] of the Borrower, and in such capacity, hereby certifies to the Administrative Agent and each Lender as follows:
     1. The consolidated financial statements of the Borrower and its Subsidiaries attached hereto for the fiscal [quarter][year] ended                      fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at the end of such fiscal [quarter][year] on a consolidated basis, and the related statements of [income cash flows] of the Borrower and its Subsidiaries for such fiscal [quarter][year], in accordance with generally accepted accounting principles consistently applied (subject, in the case of such quarterly financial statements, to normal year-end audit adjustments and the absence of footnotes).
     2. The calculations set forth in Attachment 1 are computations of the financial covenants set forth in Article VI of the Credit Agreement calculated from the financial statements referenced in paragraph 1 above in accordance with the terms of the Credit Agreement.
     3. Set forth on Attachment 2, are all Investments made and existing after the Closing Date, other than Investments in Borrower or any Guarantors (without regard to any repayments, returns or other distributions with respect to any Investments existing as of the Closing Date). Attachment 2, lists the amount of each such Investment, the entity making such Investment, the entity receiving such Investment, the aggregate amount of all such Investments and a calculation of the Borrower’s Consolidated Net Tangible Assets, in each case as of the most recent fiscal [quarter][year] end. In the event that the aggregate amount of Additional Permitted Investments exceeds 5% of the Borrower’s Consolidated Net Tangible Assets, Attachment 2 provides a calculation of the Collateral Asset Value Ratio as of the end of such fiscal period.
Exhibit 5.1(c)-1

     4. Based upon a review of the activities of Borrower and its Subsidiaries and the financial statements attached hereto during the period covered thereby, as of the date hereof, there exists no Default or Event of Default [except as follows:                     ][describe any Default or Event of Default and any other actions being taken by the Borrower with respect thereto, all in reasonable detail].

Name:

Title:
Exhibit 5.1(c)-2